Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

Zarvona III-A, L.P.,

APPROACH RESOURCES INC.,

AND

CERTAIN SUBSIDIARIES OF APPROACH RESOURCES INC.

Dated as of September 3, 2020

TABLE OF CONTENTS

EXHIBITS

Exhibit A	A-1 – Leases
A-2 – Wells and Equipment
A-3 – Permits, Easements and Surface Rights
A-4 – Royalty Interests
A-5 – Mineral Interests
A-6 – Assigned Contracts
A-7 – Allocation of Purchase Price
Exhibit B	Form of Assignment
Exhibit C	C-1 – Sellers’ Knowledge Persons
C-2 – Buyer’s Knowledge Persons
Exhibit D	Form of Escrow Agreement

SCHEDULES
Schedule 2.7(b)	Executory Contracts
Schedule 4.3	Consents
Schedule 4.5	Material Assigned Contracts
Schedule 4.7	Wells
Schedule 4.8	AFEs
Schedule 4.9	Preferential Rights
Schedule 4.10	Taxes
Schedule 4.11	Litigation
Schedule 4.14	Title Matters
Schedule 4.15	Suspense Funds
Schedule 4.16	Imbalances
Schedule 7.4	Operations Prior to the Closing Date
Schedule 8.10(c)	Security Arrangements

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated September 3, 2020 (the “Execution Date”), is by and among Zarvona III-A, L.P., a Delaware limited partnership (“Buyer”), Approach Resources Inc., a Delaware corporation (the “Company”), Approach Oil & Gas Inc., a Delaware corporation (“Approach O&G”), Approach Resources I, LP, a Texas limited partnership (“Approach LP”), Approach Operating, LLC, a Delaware limited liability company (“Approach Operating”), and Approach Services, LLC, a Delaware limited liability company (“Approach Services”, and together with the Company, Approach O&G, Approach LP and Approach Operating, the “Sellers” and each entity individually a “Seller”).  Buyer and the Sellers are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Sellers desire to sell to Buyer the Assets and to assign to Buyer the Assumed Obligations, and Buyer desires to purchase from the Sellers the Assets and to assume from the Sellers the Assumed Obligations, in each case upon the terms and conditions set forth in this Agreement (such purchase, sale, assignment and assumption collectively, the “Sale Transaction”);

WHEREAS, the Parties intend to consummate the Sale Transaction through and as part of cases filed under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”, and such cases, the “Chapter 11 Cases”) on November 18, 2019 (the “Petition Date”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer has agreed to purchase, and the Sellers have agreed to sell, the Assets in accordance with Section 363 of the Bankruptcy Code and the Sellers have agreed to assume and assign certain Executory Contracts and/or unexpired Leases to Buyer in accordance with Section 365 of the Bankruptcy Code; and

WHEREAS, the execution and delivery of this Agreement and the Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of a final non-appealable Order of the Bankruptcy Court under, inter alia, Section 363 and Section 365 of the Bankruptcy Code.

AGREEMENT

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1Definitions.  The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Alpine Agreement” means the Asset Purchase Agreement affecting all or a portion of the Assets, dated February 4, 2020, between Alpine Energy Acquisitions, LLC and one or more Sellers, as it may have been amended or modified.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Avoidance Actions” means any of the Sellers’ or the Sellers’ estates’ claims and causes of action arising under Sections 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code or any other similar state or federal law.

“Bid Procedures Order” means the Bankruptcy Court's Order Approving (A) Bid Procedures; (B) the Form and Manner of Notice; (C) the Procedures for Determining Cure Amounts for Executory Contracts and Unexpired Leases; and (D) Granting Related Relief [Dkt. No. 184].

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by Law to close.

“Buyer Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Buyer hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, a material adverse effect on the ability of Buyer to consummate the Sale Transaction or perform its obligations under this Agreement, in each case, other than, any event, change, effect, condition, state of facts or occurrence resulting from (a) any change in the United States or foreign economies or financial markets in general, (b) any change that generally affects the industries and markets in which the Parties operate, (c) any change arising in connection with acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes, hostilities, acts of war, sabotage or terrorism or military actions, or the Covid-19 pandemic, or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (in each case including cyberterrorism), (d) any change in applicable Laws or accounting rules, (e) any change or effect arising in connection with the shutdown or other cessation of operations of any

Governmental Authority, (f) any actions taken or proposed to be taken by a Party or any of its Affiliates that are expressly permitted in accordance with the terms of this Agreement, (g) any action taken by a Party or any Affiliate with the other Parties’ written consent or that are otherwise prescribed or expressly permitted hereunder, or (h) any effect resulting from a breach of this Agreement by Seller.

“Buyer Parties” means Buyer, its Affiliates and the former, current or future equity holders and representatives of each of the foregoing.

“Casualty Loss” means any loss, damage, or destruction of the Assets that occurs during the period between the Execution Date and the Closing for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, flood, terrorism, or other casualty or condemnation taking under the right of eminent domain, but excluding any loss, damage, or destruction as a result of depreciation, ordinary wear and tear, and any change in condition of the Assets for production of Hydrocarbons through normal depletion (which exclusion shall include the watering-out of any Well, collapsed casing, sand infiltration of any Well, or other reservoir changes relating to production issues).

“Claim” means a claim as such term is defined in Section 101(5) of the Bankruptcy Code, and any and all demands, losses, Liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for (a) breaches of Contract, (b) loss or damage to property, injury to or death of persons (including illness and disease), and other tortious injury, or (c) violations of applicable Laws, Orders or any other legal right or duty actionable at law or equity.  The term “Claims” also includes reasonable attorneys’ fees, court costs, and other reasonable costs resulting from the investigation or defense of any Claim.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 17, 2019, between the Company and Zarvona Energy LLC.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 7, 2014, by and among the Company, as borrower, the Prepetition Agent, and the Prepetition Lenders.

“Cure Cost Cap” means the sum of (a) the amounts set forth in Schedule 2.7(b), (b) the amount of any Cure Costs associated with any Executory Contract designated by Buyer as an Assigned Contract after the Execution Date in accordance with Section 2.7(d) and (c) $100,000.00.

“Cure Costs” means any and all cure and reinstatement costs or expenses that are required to be paid under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts, subject to the terms and limitations of the Objection and Cure Procedures.

“Defensible Title” means that title which, as of the Effective Date and subject to any Permitted Encumbrances:

(a)with respect to each Well, and to each Lease or Unit to which production from the Well is allocable or attributable (limited to each currently producing formation for each such Well, and in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A-2), entitles the Sellers to receive not less than the Net Revenue Interest set forth in Exhibit A-2 for such Well, Lease or Unit throughout its productive life, except for (i) decreases in connection with those operations in which the Sellers or their successors or assigns may from and after the Effective Date and in accordance with the terms of this Agreement (or Buyer and its successors and assigns after Closing) elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Date of pools or Units in accordance with this Agreement or after Closing, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries; (iv) changes to the Sellers’ Net Revenue Interests attributable to any step-scale or sliding scale royalty provisions in any federal, state, county oil and gas leases, and (v) any adjustments to the Sellers’ Net Revenue Interests upon payout or payment of certain cost-recovery burdens (to the extent such after-payout interests are reflected in Exhibit A-2);

(b)with respect to each Well, and to each Lease or Unit to which production from the Well is allocable or attributable (limited to the currently producing formation for each such Well, and in each case, subject to any reservations, limitations or depth restrictions described in Exhibit A-2), obligates the Sellers to bear not more than the Working Interest of the Sellers set forth in Exhibit A-2 for such Well, Lease or Unit, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in the Sellers’ Net Revenue Interest;

(c)entitles the Sellers to not less than the aggregate Net Mineral Acres set forth in Exhibit A-1, for the Leases or Units described therein; except for (i) decreases in connection with those operations in which the Sellers or their successors or assigns may from and after the Effective Date and in accordance with the terms of this Agreement (or Buyer and its successors and assigns after Closing) elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Date of pools or Units in accordance with this Agreement or after Closing, and (iii) any adjustments upon payout or payment of certain cost-recovery burdens (to the extent such after-payout interests are reflected in Exhibit A-1 or Exhibit A-2); and

(d)is free and clear of all Encumbrances.

“Designation Deadline” means 5:00 p.m., Central Standard Time, on the date that is five (5) Business Days prior to the Closing Date, or such later date as Buyer and the Sellers shall mutually agree and as the Bankruptcy Court may authorize.

“Effective Date” means 12:00 a.m., Central Standard Time, on June 1, 2020.

“Encumbrance” means any charge, lien, Claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, third party interest or other restriction or limitation of any kind.

“Environmental Laws” means any federal, state, or local Law relating to the prevention of pollution, remediation of contamination, protection of the environment and natural resources, and restoration of environmental quality, including the following federal statutes and the regulations promulgated thereunder: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Emergency Planning and Community Right-To-Know Act, (c) the Resources Conservation and Recovery Act, (d) the Clean Air Act, (e) the Clean Water Act, (f) the Safe Drinking Water Act, (g) the Oil Pollution Act, and (h) the Toxic Substances Control Act, as each of the foregoing has been amended and in effect on the Closing Date.

“Escrow Agent” means UMB Bank, N.A..

“Excluded Contracts” means any Executory Contracts that Buyer does not duly designate as Assigned Contracts prior to the Designation Deadline in accordance with Section 2.7.

“Executory Contract” means any executory Contract related to the Assets to which a Seller is a party.

“Final Order” means a judgment or Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented to by Buyer) and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have expired, as a result of which such Action or Order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order, shall not cause an Order not to be a Final Order.

“Fraud” means a knowing and intentional misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representation or warranty by a Party in Article 4 or Article 5, or in any certificate delivered pursuant to this Agreement (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to enter into this Agreement and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private), (b) any self-regulatory organization, or (c) any political subdivision of any of the foregoing.

“Hard Consent” means a consent with respect to which there is a provision within the applicable instrument expressly stating that an assignment in violation thereof would (or the legal effect under applicable Law would be to) (a) cause the assignment of the Asset(s) affected thereby to Buyer to be void or voidable, (b) cause the termination of a Lease or Assigned Contract under the express terms thereof, or (c) require the payment of specified liquidated damages (unless paid by Buyer); provided, however, that (w) consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets, (x) any consents and approvals which cannot be unreasonably withheld by the holder thereof or are silent as to remedies for failure to obtain such consent or approval, (y) any consents and approvals that are rendered unenforceable by Sections 363 and 365 of the Bankruptcy Code and the applicable provisions of the Bid Procedures Order and/or the Sale Order and (z) any consents that would be Hard Consents but which consent or approval has been granted in writing prior to the Closing Date, in each case shall not be “Hard Consents”.  Notwithstanding their terms, consents required from the Permanent University Fund of The University of Texas System and The Texas A&M University System are deemed not to be Hard Consents.  All Hard Consents where the party from which consent is required is the Seller or an Affiliate of a Seller shall be deemed waived for all purposes with respect to this Agreement and the Sale Transactions.

“Hazardous Substance” means Hydrocarbons, petroleum and its byproducts, asbestos and any other material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under any Environmental Law or for which Liability can be imposed under any Environmental Law.

“Hydrocarbons” means all oil, gas, minerals, casinghead gas, coalbed methane, condensate, distillate and other liquid and gaseous hydrocarbons of every kind or description, or any combination of the foregoing.

“Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Wells, Leases and Equipment, regardless of whether such overproduction or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Income Taxes” means any income, franchise and similar Taxes based upon, measured by, or calculated with respect to gross or net income, profits, capital, or similar measures.

“Knowledge” means (a) when used in reference to the Sellers, the actual knowledge of the personnel of the Sellers listed on Exhibit C-1, and (b) when used in reference to Buyer, the actual knowledge of the personnel of Buyer listed on Exhibit C-2.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Assigned Contracts” means, to the extent that they relate to the Assets, the following: (a) any Assigned Contract that can reasonably be expected to result in aggregate payments by or revenues to the Sellers or Buyer with respect to the Assets of more than $200,000.00 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (b) any Assigned Contract that provides for the purchase and sale, exchange, marketing, compression, gathering, transportation, processing or refining of Hydrocarbons, or similar Assigned Contracts (in each case) to which a Seller is a party (or to which any portion of the Assets is subject) with respect to Hydrocarbons from the Assets that is not terminable without penalty on ninety (90) days or less notice (including any Assigned Contract providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production); (c) any Assigned Contract binding upon a Seller to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with a Seller’s surrender or release of any of the Assets (except where any such right of reassignment has been triggered prior to the Effective Date); (d) any Assigned Contracts that would obligate Buyer to drill additional wells or conduct other material development operations after the Closing; (e) any Assigned Contracts that constitute a non-competition agreement or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, the Sellers conducts business, including areas of mutual interest; (f) any Assigned Contracts providing for any call upon, option to purchase, Preferential Right, Hard Consent or similar rights with respect to the Assets or to the production therefrom or the processing thereof, or is a dedication of production or otherwise requires production to be transported, processed, or sold in a particular fashion; (g) any Assigned Contract that constitutes a joint or unit operating agreement; (h) any Assigned Contract that constitutes a farmout agreement, partnership agreement, participation agreement, exploration agreement, development agreement, production sharing agreement, allocation agreement, seismic or geophysical agreement, balancing agreement, water rights agreement, unitization, pooling or drilling development agreement, declaration or order, joint venture agreement, or similar Contract; and (i) any Assigned Contract between a Seller and any Affiliate of the Sellers.

“Net Mineral Acres” means, as to each applicable Lease or Unit, the product of (a) the number of gross surface acres of land included or covered by such applicable Lease or Unit,

multiplied by (b) the undivided oil and gas mineral fee interest covered by such applicable Lease or Unit, multiplied by (c) the Sellers’ Working Interest in such applicable Lease or Unit.

“Net Revenue Interest” means, with respect to each applicable Lease, Unit or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, Unit or Well (in each case, limited to the applicable currently producing formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit A-2), after satisfaction of all other Royalties.

“Objection and Cure Procedures” means the procedures with respect to the assumption and assignment of Executory Contracts and relief related thereto set forth in the Sale Motion.

“Order” means any writ, judgment, decree, injunction or similar order, writ, ruling directive or other requirement of the Bankruptcy Court or any other Governmental Authority (in each such case whether preliminary or final).

“Permitted Encumbrances” mean:

(a)any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets, or the production or processing of Hydrocarbons therefrom, that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings, in each case that are not otherwise discharged by the Sale Order;

(b)the Assigned Contracts;

(c)the terms and conditions of all Leases to the extent the effect of such Leases does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of the Sellers with respect to any Well, Lease or Unit to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Well, Lease or Unit during its productive life, (iii) obligate the Sellers to bear a Working Interest with respect to any Well, Lease or Unit in any amount greater than the Working Interest set forth in Exhibit A-2 for such Well, Lease or Unit (unless the Net Revenue Interest of the Sellers for such Well is greater than the Net Revenue Interest set forth in Exhibit A-2, in the same or greater proportion as any increase in such Working Interest), or (iv) operate to reduce the Net Mineral Acres of the Sellers with respect to any Lease or Unit to an amount less than the Net Mineral Acres set forth in Exhibit A-1; provided, however, that any drilling obligations included in Leases will be considered Permitted Encumbrances so long as no Seller is in breach of such obligations;

(d)the absence in any Leases of a provision expressly authorizing the pooling of any leasehold interest, royalty interest or mineral interest;

(e)any Preferential Rights, consents to assignment (including Hard Consents) and similar agreements;

(f)the presence or lack of  production sales contracts; division orders; contracts for sale, purchase, exchange, refining, processing or fractionating of hydrocarbons; compression agreements; equipment leases; surface leases; unitization and pooling designations (except to the extent such unitization and pooling designations decrease the Sellers’ Net Revenue Interest below the net revenue interest specified in Exhibit A), declarations, Orders and Contracts; processing agreements; plant agreements; pipeline, gathering, and transportation agreements; injection, repressuring, and recycling agreements; salt water or other disposal contracts; seismic or geophysical permits or contracts; and any and all other Contracts in each case to the extent such Contracts are ordinary and customary in the oil and gas exploration, development, or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(g)any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings, in each case that are not otherwise discharged by the Sale Order;

(h)any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of any Assets if not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings, in each case that are not otherwise discharged by the Sale Order;

(i)any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not interfere in any material respect with the Sellers’ operation of the portion of the Assets burdened thereby;

(j)all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, to the extent that the net cumulative effect of such burdens, as to a particular Well, Lease or Unit, does not operate to reduce the Net Revenue Interest of the Sellers in such Well, Lease or Unit below that specified in Exhibit A-2, or increase the Working Interest in such Well, Lease or Unit above that specified in Exhibit A-2;

(k)any defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against the Sellers’ title;

(l)conventional rights of reassignment arising upon surrender or abandonment of any Asset;

(m)rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells or Units included in the Assets and all applicable Laws and Orders of such Governmental Authorities so long as the same have not been applied to decrease the Sellers’ Net Revenue Interest below the net revenue interest specified in Exhibit A;

(n)liens resulting from any failure to maintain any Lease or portion thereof in accordance with its terms to the extent such failure does not decrease the Sellers’ Net Revenue Interest below the net revenue interest specified in Exhibit A;

(o)Imbalances;

(p)liens discharged by the Sale Order or liens and security interests to be released at Closing including, without limitation, Liens held by the Prepetition Agent, and/or the Prepetition Lenders;

(q)any other defects or irregularities of title that would customarily be waived by a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Assets are located; and

(r)rights of any owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the currently producing formations as described in the definition of “Defensible Title”.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Phase I Environmental Site Assessment” means a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13).  For the avoidance of doubt, a Phase I Environmental Site Assessment does not include soil or groundwater sampling or subsurface or other invasive testing of any kind.

“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Prepetition Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement.

“Prepetition Lenders” means the lenders party to the Credit Agreement.

“Property Costs” means all actual production and operating costs and expenses, overhead charges under applicable operating agreements, and capital expenditures paid or incurred in connection with the ownership or operation of the Assets (including minimum royalties, rentals and prepaid charges), determined in a manner consistent with the lease operating statements Sellers furnished to Buyer before the Execution Date, but excluding Liabilities, losses, costs, and expenses attributable to:

(a)Claims directly or indirectly arising out of or resulting from (i) actual or claimed personal injury, illness or death, (ii) property damage, (iii) breach of Contract, (iv) improper calculation, reporting or payment of Royalties or (v) rights of action given under any Law, including with respect to any violation of Law;

(b)subject to Section 2.5, obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits;

(c)Claims directly or indirectly arising out of or resulting from actual or claimed contamination of groundwater, surface water, soil or Equipment, and obligations to remediate such contamination;

(d)obligations to balance or furnish make-up Hydrocarbons according to the terms of applicable Hydrocarbon sales, gathering, processing, storage, transportation or similar Contracts;

(e)gas balancing and other production balancing obligations;

(f)improper calculation, reporting or payment of revenues or Royalties, including Suspense Funds;

(g)Casualty Losses;

(h)Income Taxes, Asset Taxes and Transfer Taxes;

(i)Actions, including the Chapter 11 Cases and Actions arising under the Chapter 11 Cases and any Action related to the Alpine Agreement;

(j)Efforts to sell or to engage in any other transaction involving all or any portion of the Assets, including in connection with this Agreement or the Alpine Agreement, together with related Transaction Fees;

(k)Claims owed to a Seller, any Affiliate, secured or unsecured lender or equity interest owner of a Seller or Affiliate;

(l)Excluded Assets;

(m)Sellers’ general and administrative costs, expenses and overhead; and

(n)any Claims for indemnification, defense, contribution or reimbursement with respect to Claims of the type described in preceding clauses (a) through (k), whether such claims are made pursuant to contract, by operation of Law, or otherwise.

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment (including the abandonment or discharging of barrels, containers and other closed receptacles containing any Hazardous Substance).

“Royalties” means all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Sale Order” means an Order in form and substance reasonably satisfactory to Buyer, the Sellers and the Prepetition Agent, entered by the Bankruptcy Court or other court of competent jurisdiction, authorizing and approving this Agreement and the Sale Transaction, (a) that is not subject to a stay pending appeal and that has become a Final Order, (b) that provides, among other provisions, the following: (i) the Assets will be transferred to Buyer free and clear of all Encumbrances or Claims of any kind or nature whatsoever, whether at law or in equity, pursuant to Section 363(f) of the Bankruptcy Code, including free and clear of any rights or claims based on theories of transferee or successor liability under any applicable Law, whether arising before or after the commencement of the Chapter 11 Cases, save and excepting only Assumed Obligations, (ii) containing findings of fact and conclusions of law that Buyer has acted in “good faith” within the meaning of and is entitled to the protections of Section 363(m) of the Bankruptcy Code, and that this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions, and that Buyer is paying reasonably equivalent value for the Assets, (iii) this Agreement and the Sale Transaction may, subject to the terms set forth herein, be specifically enforced against and binding upon, and not subject to rejection or avoidance by any Seller or their respective estates or any chapter 7 or chapter 11 trustee of the Sellers or any other representative of their respective estates, or any party to an Assumed Obligation, (iv) that all required notices have been given, including to Persons holding Claims affecting the Assets, and that all objections (if any) from such Persons have been waived or overruled, (v) that this Agreement and the Sale Transaction are not subject to rejection or avoidance, (vi) that the Bankruptcy Court waives any stay that would otherwise apply to the effectiveness of the Order, (vii) that Buyer is vested with Defensible Title to the Assets and that the Order may be filed for record for title purposes, and (viii) that no Person holds any legal or equitable right, title or interest in the Assets under or arising out of the Alpine Agreement, the transactions contemplated by the Alpine Agreement, or any Actions related to the Alpine Agreement, and (c) that may provide for or otherwise preserve rights of any creditor or Governmental Authority as agreed to by Buyer.

“SEC” means the Securities and Exchange Commission.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, a material adverse effect on (x) the Assets, considered as a whole, or (y) the Sellers’ (i) performance of their obligations under this Agreement and each other agreement, document or instrument contemplated hereby to which a Seller is a party or (ii) ability to consummate the transactions contemplated hereby or thereby, in each case, other than, any event, change, effect, condition, state of facts or occurrence resulting from (a) any change in the United States or foreign economies or financial markets in general, (b) any change that generally affects the industries and markets in which the Sellers operate, (c) any change arising in connection with acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes), hostilities, acts of war, sabotage or terrorism or military actions, or the Covid-19 pandemic, or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (in each case including cyberterrorism), (d) any change in applicable Laws or accounting rules, (e) any change or effect arising in connection with the shutdown or other cessation of operations of any Governmental Authority, (f) any actions taken or proposed to be taken by a Party or any of its Affiliates that are expressly permitted in accordance with the terms of this Agreement, (g) any action taken by the Sellers or any Affiliate of the Sellers with Buyer’s written consent or that are otherwise prescribed or expressly permitted hereunder, (h) any effect resulting from the public announcement of this Agreement or the Chapter 11 Cases, (i) the sale or announcement of plans for a sale by any Seller or any of its Affiliates of Excluded Assets to a third party, (j) any labor organizing efforts, strikes, or other employee-related disruption of operations in the business of Sellers, (k) any effect resulting from the commencement or prosecution of the Chapter 11 Cases or any Seller’s inability to pay certain obligations as a result of the commencement or prosecution of the Chapter 11 Cases, (l) any failure of any Seller to meet any projections or forecasts for any period, (m) general or technological changes in the industries in which the Sellers compete, and (n) any effect resulting from a breach of this Agreement by Buyer; provided, however, that with respect to clauses (a), (b) and (d), such effects shall not be excluded from the definition of “Seller Material Adverse Effect” to the extent it has, or would reasonably be expected to have, a materially disproportionate adverse effect on the business of the Sellers, taken as a whole, as compared to other similarly situated businesses.

“Seller Parties” means the Sellers, their respective Affiliates and the former, current or future equity holders and representatives of each of the foregoing.

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any third party and are being held in suspense by a Seller or its Affiliate as the operator of such Wells.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority.

“Taxes” means any taxes, assessments and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add‑on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

“Transfer Taxes” means any sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement.

“Willful Breach” means, with respect to any Party, that such Party willfully takes an action prohibited by this Agreement or refuses to perform or take an action required by this Agreement, in each case with the knowledge that such action or refusal to act, as applicable, would cause or result in the breach of any material pre-Closing covenant or agreement applicable to such Party.  In addition, if all of the conditions in Article 12 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and any Party fails to consummate the Sale Transaction within five (5) Business Days following the date the Closing should have occurred pursuant to Section 8.1, then such Party that fails to consummate the Sale Transaction shall be deemed to be in Willful Breach of this Agreement.

“Working Interest” means, with respect to any Well, Unit or Lease, the interest in and to such Well, Unit or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, Unit or Lease (in each case, limited to the applicable currently producing formation  for such Well, Lease or Unit as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit A-1 or Exhibit A-2), but without regard to the effect of any Royalties or other burdens.

Section 1.2Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
AFEs	Section 4.8
Agreement	Preamble
Allocated Value	Section 3.4
Approach LP	Preamble
Approach O&G	Preamble
Approach Operating	Preamble
Approach Services	Preamble
Assets	Section 2.1
Assigned Contracts	Section 2.1(h)
Assignment Documents	Section 8.2(a)
Assumed Obligations	Section 2.4
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Buyer	Preamble
Casualty Loss	Section 7.3
Chapter 11 Cases	Recitals
Closing	Section 8.1
Closing Date	Section 8.1
Company	Preamble
Designated Buyer	Section 14.6
Environmental Obligations	Section 2.6
Equipment	Section 2.1(d)
Escrowed Funds	Section 3.1(b)
Excluded Assets	Section 2.2
Excluded Liabilities Execution Date	Section 2.4 Preamble
Lands	Section 2.1(a)
Leases	Section 2.1(a)
Mineral Interests	Section 2.1(g)
NORM	Section 2.5(e)
Outside Date	Section 13.1(b)
Outstanding Accounts Receivable	Section 2.1(k)
Party	Preamble
Performance Deposit	Section 3.1(b)
Permits, Easements and Surface Rights	Section 2.1(e)

Term	Section
Petition Date	Recitals
Pipeline Inventory	Section 2.3(a)(i)
Plugging and Abandonment Obligations	Section 2.5
Property Records	Section 2.1(i)
Purchase Price	Section 3.1(a)
Royalty Interests	Section 2.1(f)
Sale Transaction	Recitals
Security Arrangements	Section 8.10(c)
Seller	Preamble
Seller Marks	Section 8.8
Sellers’ Obligations	Section 8.10(c)
Settlement Statement	Section 3.2(a)
Stock Tank Oil	Section 2.3(a)(i)
Tax Allocation	Section 11.4
Trademarks	Section 8.8
Transaction Fees	Section 4.17
Units	Section 2.1(b)

Section 1.3Interpretive Provisions.

(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii)words defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and references to Sellers or Sellers’ Affiliates include Sellers or Sellers’ Affiliates individually and collectively;

(iii)the words “Dollars” and “$” mean U.S. dollars;

(iv)references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(v)wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(vi)references herein to any gender shall include each other gender;

(vii)references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (vii) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(viii)references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(ix)with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(x)the word “or” shall be disjunctive but not exclusive;

(xi)references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(xii)references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(xiii)the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(xiv)all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated into and made a part of this Agreement as if set forth in full herein;

(xv)any capitalized terms used in any Exhibits or Schedules but not otherwise defined therein will be defined as set forth in this Agreement;

(xvi)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(xvii)the omission of certain provisions of this Agreement from the Assignment Documents does not constitute a conflict or inconsistency between this Agreement and the Assignment Documents, and will not effect a merger of the omitted provisions.  To the fullest extent permitted by Law, as between Sellers and Buyer, all provisions of this Agreement are hereby deemed incorporated into the Assignment Documents by reference.

(b)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PURCHASE AND SALE

Section 2.1The Assets.  Subject to the entry of the Sale Order, on the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing, the Sellers shall sell, convey and assign (or shall cause to be sold, conveyed and assigned) to Buyer, and Buyer shall purchase, pay for, and accept all of the Sellers’ right, title and interest in and to all assets and properties of the Sellers located in Crockett, Schleicher and Limestone Counties, Texas, or attributable to assets and properties of the Sellers located in Crockett, Schleicher and Limestone Counties, Texas, including all real property, personal property, equipment, vehicles and rolling stock, improvements, facilities and fixtures (such assets and properties, SAVE and EXCEPT the Excluded Assets, hereafter referred to collectively as the “Assets”).  For the avoidance of doubt, and without limiting the generality of the forgoing, the Assets shall include the following described property rights, interests and privileges:

(a)all oil, gas and mineral leases, leasehold, working, carried and operating rights and interests in which the Sellers hold any right, title or interest of any kind in Crockett, Schleicher and Limestone Counties, Texas, together with all ratifications, amendments or extensions of an item described in this subsection (a), including those described in Exhibit A-1 (the “Leases”), and all rights, title and interest in the lands covered by the Leases or Units (such lands, the “Lands”);

(b)all rights and interests in any unit or pooled area in which the Leases are included, including all rights derived from any unitization, pooling, operating, communitization or other Contract or from any Order (the “Units”);

(c)all oil, gas and condensate wells (whether producing, not producing or abandoned), CO2, water source, water injection and other injection or disposal wells and systems in which the Sellers hold any right, title or interest of any kind located on any of the Lands (the “Wells”), including those wells described in Exhibit A-2;

(d)all surface, subsurface and downhole equipment, fixtures, personal property, accessions, facilities, appurtenances, structures and improvements, that are located on, held or used in connection with the Assets, including (i) all flow lines, pipelines, gathering systems and related equipment located on the Leases, the Units, or the Permits, Easements and Surface Rights, (ii) all pumping units and motors, wellhead equipment, transportation, compression, measurement, processing, treatment, dehydration, storage, injection, disposal, utility and other surface facilities enhanced recovery facilities, water, frac water and waste water recycling facilities, and equipment, compressors, well pads, tanks, radio towers, remote terminal units, SCADA equipment, personal computer equipment, vehicles, communication equipment, improvements, fixtures, inventory, spare parts, tools, abandoned property and junk and other personal property located on the Leases, the Units, or the Permits, Easements and Surface Rights, and (iii) all off-Lease facilities and other personal property described in Exhibit A-2 (items (i), (ii) and (iii) referred to collectively as the “Equipment”);

(e)all easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, surface fee tracts, and similar rights, and interests applicable to, held or used in connection with the Assets (the “Permits, Easements and Surface Rights”), including those described in Exhibit A-3;

(f)all royalty, overriding royalty, production payment, carried interest, net profits, reversionary or other similar oil or gas interests not described above in which the Sellers hold any right, title or interest of any kind (the “Royalty Interests”), including those described in

Exhibit A-4 and including all rights pertaining to the Royalty Interests under any of the Assigned Contracts;

(g)all mineral interests in which the Sellers hold any right, title or interest of any kind (the “Mineral Interests”), including those described in Exhibit A-5 and including all rights pertaining to the Mineral Interests under any of the Assigned Contracts;

(h)all Contracts (other than Excluded Contracts) applicable to the other rights, titles and interests included in this definition of the term “Assets”, including (i) Contracts for the purchase, sale or marketing of Hydrocarbons, and all Hydrocarbon gathering, compression, transportation, treating, exchange, processing and fractionating agreements, and (ii) pooling, unitization and communitization agreements, farmout agreements, farmin agreements, exploration, participation, development, joint venture, dry hole, production sharing, allocation and cooperative unit agreements, area of mutual interest agreements, water agreements, injection and disposal agreements, and operating agreements, including the Contracts described in Exhibit A-6, as such Exhibit may be subsequently amended by Buyer pursuant to Section 2.7 (collectively, the “Assigned Contracts”);

(i)subject to Section 8.4(a), all files, records, data and information relating to the Assets, including land, lease and title files, right-of-way files, well files (including well logs), production records, division order files, accounting files, abstracts, title opinions, and Contract files related to any or all of the Assets (the “Property Records”), and all other tangibles, movables, immovables, miscellaneous interests or other assets on the Leases or Units;

(j)to the extent transferrable without payment of a fee (unless Buyer pays such fee) or other penalty, all (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to the Sellers or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to the Sellers or licensed from third parties;

(k)all accounts and notes receivable with respect to the ownership or operation of the Assets attributable to periods prior to the Effective Date, to the extent outstanding as of the Closing Date (collectively, the “Outstanding Accounts Receivable”);

(l)all severed oil, gas, condensate, natural gas liquids, other hydrocarbons and other minerals produced from allocable or attributable to the Assets on or after the Effective Date;

(m)all proceeds, accounts, rights to payment, security deposits, credits, receivables, suspended or unpaid funds, refunds, adjustments, reimbursements, offsets, audit rights, liens or security interests, of any character or description, arising out of or related to the Assets and attributable to periods on or after the Effective Date;

(n)all Claims and defenses of the Sellers arising from acts, omissions or events, or damage to or destruction of items falling within this definition of the “Assets”, in each case, to the extent relating to the Assets or the Assumed Obligations and arising or relating to act, omissions or events occurring (i) on or after the Effective Date, and (ii) before the Effective Date if they involve a matter for which Buyer is responsible under this Agreement.

Section 2.2Excluded Assets.  Notwithstanding the forgoing, the Assets do not include, and there is excepted, reserved and excluded from the transactions contemplated by this Agreement, the following (collectively, the “Excluded Assets”):

(a)to the extent not transferrable without payment of a fee (unless Buyer pays such fee) or other penalty, all (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to the Sellers or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to the Sellers or licensed from third parties;

(b)the Sellers’ corporate, financial and tax records, and legal files (except title opinions, abstracts and other muniments of title), excluding Asset Tax records;

(c)(i) employee information, internal valuation data, business plans, reserve reports, transaction proposals and related information and correspondence, business studies, bids and documents protected by any privilege, excluding title opinions, and (ii) any other records or information that would otherwise be included in the Property Records but which the Sellers cannot legally provide to Buyer because of confidentiality restrictions in favor of third parties;

(d)trade credits and rebates from contractors, vendors and co-owners (including unpaid joint interest billings), and adjustments or refunds attributable to the Sellers’ interest in the Assets that relate to any period before the Effective Date, including transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Assigned Contracts;

(e)claims of the Sellers for refund of or loss carry forwards with respect to (i) Income Taxes imposed by any applicable Laws on a Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member; (ii) Asset Taxes allocable to the Sellers pursuant to Article 11; and (iii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets;

(f)subject to Section 3.2(c)(ii), all deposits, cash, checks in process of collection, cash equivalents and other funds, and all security or other deposits made with non-Affiliated third parties;

(g)all proceeds of the settlement of all Actions related to the Alpine Agreement;

(h)all Excluded Contracts;

(i)subject to Section 7.3, all insurance policies and rights to proceeds thereof;

(j)subject to Section 2.1(n)(ii) and Section 3.2(b)(iv), all proceeds, benefits, income or revenues (including accounts and notes receivable), to the extent collected at or prior to the Closing Date, in each case with respect to the Assets attributable to periods prior to the Effective Date;

(k)copies of all Property Records;

(l)all swap, futures, or derivative Contracts;

(m)subject to Section 2.1(n)(ii), any and all rights, Claims or causes of action (including, without limitation, Avoidance Actions) of the Sellers against third parties arising out of events occurring prior to the Effective Date, including and, for the avoidance of doubt, arising out of events occurring prior to the Petition Date, and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to the Sellers; provided, however, that to the extent Buyer is subject to any third party Liability resulting from the Sale Transaction arising out of events that occurred prior to the Effective Date, Buyer may assert any rights, claims or causes of action of the Sellers against third parties that relate to such Liability; and

(n)all of the Sellers’ corporate office equipment contained in the Company’s Fort Worth, Texas office, including, but not limited to, furniture, furnishings, computer systems and information technology equipment, including servers, cabling and any rights in software not specifically referenced as Assigned Contracts.

Section 2.3Ownership of Production from the Assets; Allocation of Property Costs.

(a)Production and Property Costs Before the Effective Date.

(i)The Sellers will own all Hydrocarbons produced from or attributable to the Assets before the Effective Date and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred before the Effective Date.  If, on the Effective Date, Hydrocarbons produced from or attributable to the Assets before the Effective Date are stored in the Lease or unit stock tanks (the “Stock Tank Oil”), or in gathering lines or production facilities upstream of the sale or custody transfer meters (or other applicable point at which the transfer of title actually occurs) of the purchaser or processor of Hydrocarbon production from or attributable to the Assets (the “Pipeline Inventory”), Buyer shall purchase from the Sellers the merchantable Stock Tank Oil above pipeline connections in the stock tanks and the Pipeline Inventory at the actual weighted average price received for Hydrocarbons sold from such stock tanks and pipeline sales points during the full calendar month preceding the Effective Date.  If no Hydrocarbons were sold in the preceding month, the actual weighted average price received in the most recent preceding month in which sales occurred shall be used.  Buyer will pay the Sellers for the Stock Tank Oil and Pipeline Inventory as an adjustment to the Purchase Price at Closing, as provided in Section 3.2.

(ii)The Stock Tank Oil and the Pipeline Inventory was gauged and measured where the Assets are located as of the Effective Date in accordance with the Sellers’ ordinary course gauging and measuring procedures.  The Sellers and Buyer will accept the Lease or unit operator’s tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil and Pipeline Inventory.

(b)Production and Property Costs After the Effective Date.  After Closing, Buyer will own all Hydrocarbons produced from or attributable to the Assets on and after the Effective Date and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred on and after the Effective Date.  The Sellers will sell on Buyer’s behalf all Hydrocarbons produced from or attributable to the Assets between the Effective Date and the Closing Date, and the Sellers will credit Buyer for the proceeds of these sales as an adjustment to the Purchase Price, as provided in Section 3.2 and Section 3.3.

Section 2.4Assumed Obligations.  Except to the extent discharged by the Sale Order, on the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, Buyer will assume and timely perform and discharge in accordance with their respective terms, all of the following Liabilities and duties of Sellers or their Affiliates with respect to the use, maintenance, ownership and operation of the Assets, except for (i) Excluded Liabilities, and (ii) Property Costs which shall have already been accounted for as provided under Section 2.3 and Section 3.2, (collectively, and together with the Plugging and Abandonment Obligations and Environmental Obligations, the “Assumed Obligations”):

(a)responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, the Assigned Contracts, Permits, Easements and Surface Rights to which the Assets or the operation thereof is subject, insofar as the obligations and covenants arise out of acts, omissions or events that occur on or after the Effective Date;

(b)responsibility for payment of all Royalties, delay rentals, severance taxes and other similar production burdens to which the Assets are subject, insofar as the payment obligations arise out of acts, omissions or events that occur on or after the Effective Date;

(c)responsibility for proper accounting for and disbursement of production proceeds from the Assets, including the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made);

(d)responsibility, after Closing, for, as appropriate, attaining, maintaining or returning the Assets to compliance with all applicable Laws and Orders pertaining to the Assets, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Assets;

(e)responsibility for all obligations with respect to Imbalances with third parties attributable to the Assets;

(f)responsibility for taxes and expenses allocated to Buyer pursuant to ARTICLE 11;

(g)responsibility for all of the Sellers’ Liabilities under the Assigned Contracts, insofar as the Liabilities arise out of acts, omissions or events that occur on or after the Effective Date, except such Liabilities that are satisfied or discharged by payment of Cure Costs (including, for the avoidance of doubt, any Assigned Contracts for which the Cure Costs were set at $0.00 and approved as such by virtue of the Sale Order or such other Order authorizing the assumption by the Sellers and assignment to Buyer of such Assigned Contracts); and

(h) responsibility for all Cure Costs related to the Assigned Contracts up to the Cure Cost Cap.

Notwithstanding anything in this Agreement to the contrary, Buyer will not assume and will not be obligated to pay, perform or otherwise discharge any Claims of or against Sellers or their Affiliates arising out of or related to the following (“Excluded Liabilities”):

(i)indebtedness for borrowed money of the Sellers or their Affiliates, or Claims arising out of or related to any agreement or instrument involving borrowed money of the Sellers or their Affiliates, including the Credit Agreement, any Claims of Prepetition Agent, Prepetition Lenders or any other secured or unsecured lender, and guarantees and reimbursement obligations to guarantors, or under letters of credit;

(ii)accrued expenses and accounts payable to the extent attributable to periods prior to the Effective Date;

(iii)any Liabilities related to Actions against the Sellers and other matters involving Actions against the Sellers, including in connection with the Chapter 11 Cases, the Alpine Agreement and the Actions listed on Schedule 4.11;

(iv)obligations owed to any other Seller or other Affiliate of Sellers, or any secured or unsecured lender or equity interest owner of a Seller or Affiliate;

(v)any Claims related to the Excluded Assets;

(vi) except with respect to Buyer’s obligations under Section 2.6, personal injury, illness or death or damage to property of third parties that occurs prior to Closing;

(vii)gross negligence or willful misconduct of Sellers or Affiliates of Sellers;

(viii)improper calculation, reporting or payment of royalties, bonuses, rentals, and other payments due in connection with the Assets, or failure to make such payments prior to Closing;

(ix)offsite disposal of Hazardous Substances prior to Closing;

(x)efforts to sell or to engage in any other transaction involving all or any portion of the Assets, including in connection with this Agreement and in connection with the Alpine Agreement, together with related Transaction Fees;

(xi)subject to Section 3.2(b)(x), general and administrative expenses and overhead of the Sellers or their Affiliates;

(xii)Taxes other than Taxes that are Buyer’s express responsibility pursuant to Article 11 of this Agreement;

(xiii)Liabilities that are released or barred by the Sale Order, by operation of Section 363(f) of the Bankruptcy Code;

(xiv)all Cure Costs in excess of the Cure Cost Cap; and

(xv)indemnification, defense, contribution or reimbursement with respect to the items described in (i) – (xiv) above.

Section 2.5Plugging and Abandonment Obligations.  Upon and after Closing, Buyer assumes full responsibility and liability for all plugging and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before, on or after the Effective Date and regardless of whether resulting from any acts or omissions of the Sellers (INCLUDING THOSE ARISING FROM THE SELLERS’ SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Assets when acquired, including the following:

(a)the necessary and proper plugging, replugging, abandonment and decommissioning of all of the Wells, whether plugged and abandoned before, on or after the Effective Date;

(b)the necessary and proper removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned property and junk comprising part of the Assets;

(c)the necessary and proper capping and burying of all flow lines associated with the Wells;

(d)the necessary and proper restoration of the Assets, both surface and subsurface, as may be required by applicable Law or Contract;

(e)any necessary clean-up or disposal of Assets contaminated by naturally occurring radioactive material (“NORM”), as may be required by applicable Laws or Contract;

(f)all obligations arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Assets; and

(g)obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required by Contract or by Governmental Authorities.

Buyer shall conduct all plugging, replugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable Laws.

Section 2.6Environmental Obligations.  Except with respect to offsite disposal of Hazardous Substances prior to Closing, upon and after Closing, Buyer assumes full responsibility and liability for all environmental occurrences, events, conditions, and activities on or related to the Assets (the “Environmental Obligations”), regardless of whether arising from the ownership or operation of the Assets before, on or after the Effective Date, and regardless of whether resulting from any acts or omissions of the Sellers (INCLUDING THOSE ARISING FROM THE SELLERS’ SOLE, JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Assets when acquired, including the following:

(a)environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hazardous Substances, drilling fluid or other chemicals, brine, produced water, NORM, or any other substance;

(b)underground injection activities and waste disposal on the Assets;

(c)clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or subsurface storage tanks;

(d)non-compliance with applicable land use, surface disturbance, licensing or notification Laws or Orders;

(e)disposal of any Hazardous Substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Assets before, on or after the Effective Date; and

(f)non-compliance with Environmental Laws.

Section 2.7Assumption of Contracts.

(a)At the Closing (or, if the applicable Assigned Contract is not assigned to Buyer at Closing pursuant to the terms of Section 2.8 or Section 7.3, then at the time of the assignment of such Assigned Contract to Buyer, if ever), the Sellers shall pay, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, any and all Cure Costs.  For the avoidance of doubt, the payment of any Cure Costs called for by this Agreement shall be made by the Sellers in cash at Closing, but the aggregate amount of all Cure Costs with respect to the Assigned Contracts up to the Cure Cost Cap shall be an upward adjustment to the Purchase Price (it being understood and agreed that the Sellers shall pay all Cure Costs in excess of the Cure Cost Cap without upward adjustment to the Purchase Price).  In no event shall Buyer be required to make any payment of Cure Costs for, and shall not assume any Liabilities with respect to, any Contract that is not an Assigned Contract or Assumed Obligation.

(b)Schedule 2.7(b) sets forth each Executory Contract and the Sellers’ good faith estimate of the amount of the Cure Costs payable in respect of each such Executory Contract (and if no Cure Cost is estimated to be payable in respect of any particular Executory Contract, the amount of such Cure Cost designated for such Contract shall be “$0.00”).

(c)Simultaneously with Buyer’s delivery of this executed Agreement to the Sellers, and subject to Buyer’s rights under Section 2.7(d) to subsequently amend such designations, Buyer will deliver to the Sellers an Exhibit A-6, to be determined in Buyer’s sole discretion, which shall be a schedule of the Executory Contracts to be assumed by the Sellers and assigned to Buyer (as Assigned Contracts) at the Closing.  The Sellers shall provide notice to all non-debtor counterparties to all Assigned Contracts of their proposed assumption and assignment and provide a schedule of proposed Cure Costs and the objection deadline for such non-debtor counterparties to object to the proposed Cure Costs, in each case in accordance with the Objection and Cure Procedures.

(d)At any time prior to the Designation Deadline, Buyer shall have the right, which may be exercised in Buyer’s sole discretion, to provide written notice to the Sellers of Buyer’s election to designate any Executory Contract, to the extent (i) not already rejected by the Sellers, and (ii) identified in the requisite notices detailed in the Sale Motion and served upon the non-debtor counterparty to such Executory Contract in accordance with the Objection and Cure Procedures, as an Assigned Contract and upon such designation such Executory Contract shall constitute an Assigned Contract and shall cease to constitute an Excluded Contract.  The Parties shall amend Exhibit A-6 to reflect changes made pursuant to this Section 2.7(d).

Section 2.8Assignment of Assets Subject to Consent Requirements.

(a)No later than three (3) Business Days after the Sale Order is entered, the Sellers shall send letters seeking any consent to assignment (including Hard Consents) or approval rights applicable to the transactions contemplated hereby.  This Agreement shall not constitute an agreement to assign or transfer and shall not effectuate the assignment or transfer of any Asset if such Asset is subject to an un-obtained Hard Consent.  The Sellers and Buyer shall use their commercially reasonable efforts to obtain all such Hard Consents; provided, however, neither the Sellers nor Buyer will be obligated to pay any consideration or initiate any Action to obtain any such Hard Consent.  Each Asset affected by a Hard Consent that is not obtained prior to Closing shall, at the option of Buyer, be held back from the Assets conveyed at Closing (without any adjustment to the Purchase Price), subject to the following provisions of this Section 2.8.  If any of the Assets is not conveyed at Closing due to failure to obtain a Hard Consent, then (i) the Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer to provide to Buyer the benefits thereof in some other manner (including the exercise of the rights of the Sellers thereunder or the subcontracting, sub licensing, or sub-leasing thereof) and (ii) such Asset shall be conveyed to Buyer within ten (10) Business Days after such Hard Consent has been obtained, waived or otherwise satisfied or after Buyer otherwise so requests, whichever occurs earlier.  Except for Hard Consents, if any consents to the assignment of any Asset are not obtained prior to Closing, such Asset shall nevertheless be sold and conveyed to Buyer at the Closing.  Notwithstanding the foregoing, nothing in this Section 2.8 shall (A) require the Sellers to make any expenditure or incur any obligation on its own or on behalf of Buyer, or (B) prohibit the Sellers from ceasing operations or winding up their affairs following the Closing.

(b)The provisions of this Section 2.8 shall only apply with respect to those Assets (i) that are subject to any consent to assignment (including Hard Consents) or approval rights applicable to the transactions contemplated hereby and (ii) which cannot be acquired by Buyer free and clear of such consent to assignment or approval right pursuant to the Sale Order or the Bankruptcy Code.

ARTICLE 3
CONSIDERATION

Section 3.1Purchase Price and Other Consideration.

(a)Purchase Price.  The aggregate consideration for the Assets (the “Purchase Price”) will be (i) cash in an amount equal to One Hundred Fifteen Million Five Hundred

Thousand Dollars ($115,500,000.00), and (ii) the assumption of the Assumed Obligations.  Notwithstanding the foregoing, the Purchase Price shall be adjusted as specified in Section 3.1(b) and Section 3.2.

(b)Performance Deposit.  Simultaneously with Buyer’s delivery of this executed Agreement to the Sellers, Buyer shall deposit with the Escrow Agent under the terms of the Escrow Agreement attached as Exhibit D an amount equal to Eleven Million Five Hundred Fifty Thousand Dollars ($11,550,000.00) (the “Performance Deposit”, which amount, together with any investment earnings or income thereon, the “Escrowed Funds”), will be either refunded to Buyer or paid to the Company as set forth in Section 13.3.  The Performance Deposit is nonrefundable, except as otherwise expressly set forth in Section 13.3; unless otherwise agreed by the Parties however, the Escrowed Funds will not constitute property of any of the Sellers’ estates in the Bankruptcy Cases until the earlier of (i) Closing, or (ii) Company’s election to terminate this Agreement in compliance with Section 13.3(b)(ii).  If the Closing occurs, the Escrowed Funds will be applied towards the Purchase Price payable by Buyer in accordance with this Agreement, and Buyer and the Company shall instruct the Escrow Agent to pay the Escrowed Funds to the accounts designated in writing by the Company prior to Closing.

Section 3.2Adjustments at Closing.

(a)Settlement Statement.  At Closing, the Purchase Price will be adjusted as set forth in Section 3.2(b) and Section 3.2(c).  No later than five (5) Business Days prior to the Closing Date, the Company will provide Buyer a draft settlement statement prepared by the Sellers in good faith that identifies all adjustments to the Purchase Price (the “Settlement Statement”).  The Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry, and applicable Laws, and with reasonable supporting documentation for each item reflected therein.  The Sellers and Buyer acknowledge that some items in the Settlement Statement may be estimates.  The Company and Buyer shall in good faith attempt to agree upon the Settlement Statement as soon as possible after Buyer’s receipt of the draft Settlement Statement delivered by the Company; provided, however, that if the Company and Buyer do not agree upon an adjustment set forth in the Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Settlement Statement delivered by the Company to Buyer pursuant to this Section 3.2(a), and any such unresolved disagreement with respect to the Settlement Statement shall be submitted to the Bankruptcy Court for final resolution promptly following the Closing.

(b)Upward Adjustments.  The Purchase Price will be increased by the following expenses and revenues, without duplication:

(i)the aggregate amount of all non-reimbursed Property Costs that have been paid by the Sellers that are attributable to the ownership and operation of the Assets on and after the Effective Date;

(ii)the aggregate amount of (A) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Date to which the Sellers are entitled under Section 2.3(a) (net of any of the following actually paid by Buyer: (1) Royalties and (2) gathering, processing, transportation and other midstream costs), and (B) other proceeds received with respect to the Assets for which the Sellers would otherwise be entitled under Section 2.3(a);

(iii)the aggregate amount of all prepaid expenses paid by the Sellers with respect to the ownership or operation of the Assets on and after the Effective Date;

(iv)the aggregate amount of all Outstanding Accounts Receivable, up to a maximum amount of $150,000.00;

(v)the value of the Stock Tank Oil and the Pipeline Inventory (as determined pursuant to Section 2.3(a));

(vi)the aggregate amount of all Cure Costs with respect to the Assigned Contracts up to the Cure Costs Cap in accordance with Section 2.7;

(vii)if applicable, the amount, if any, of Imbalances listed on Schedule 4.16 in favor of the Sellers, multiplied by the price per Mcf payable to the Sellers under the applicable gas sales Assigned Contract as of the Effective Date, or, to the extent that the applicable Assigned Contracts provide for cash balancing, the actual cash balance amount determined to be due to the Sellers as of the Effective Date;

(viii)any deposits included in the Assets, including security deposits and the like;

(ix)the amount of all Asset Taxes allocated to Buyer in accordance with Article 11 but that are paid or otherwise economically borne by the Sellers;

(x)an amount equal to $200,000.00 per month for each month between the Effective Date and the Closing Date representing recovery of the Sellers’ overhead (such amount to be prorated for each partial month between the Effective Date and the Closing Date); and

(xi)any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between the Sellers and Buyer prior to or at Closing.

(c)Downward Adjustments.  The Purchase Price will be decreased by the following expenses and revenues, without duplication:

(i)the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Date (excluding prepayments with respect to any period after the Effective Date) incurred by the Sellers prior to Closing but paid by Buyer;

(ii)the Sellers’ share (Buyer’s share after Closing) of any proceeds from the sale of Hydrocarbons produced from or attributable to the Assets and other income, proceeds or amounts attributable to the Assets and received by or for the benefit of the Sellers, to the extent they are attributable to the Assets on or after the Effective Date or to Stock Tank Oil or Pipeline Inventory;

(iii)the amount of the Suspense Funds;

(iv)if applicable, the amount, if any, of Imbalances listed on Schedule 4.16 owing by the Sellers, multiplied by the price per Mcf payable to the Sellers under the applicable gas sales Assigned Contract as of the Effective Date, or, to the extent that the applicable Assigned Contracts provide for cash balancing, the actual cash balance amount determined to be owed by the Sellers as of the Effective Date;

(v)the amount of all Asset Taxes allocated to the Sellers in accordance with Article 11 but that will be paid or otherwise economically borne by Buyer;

(vi)an amount equal to the Allocated Value of Assets (i) as to which Preferential Rights are exercised prior to Closing, subject to Section 7.2, or (ii) subject to Section 2.8(a), that are affected by unsatisfied Hard Consents, together with all adjustments otherwise allocable to the affected Assets;

(vii)an amount equal to the proceeds from the sale of Hydrocarbons produced from or attributable to the Assets on or after the Effective Date, or to Stock Tank Oil or Pipeline Inventory, that (A) have been received by or on behalf of Sellers before Closing for the benefit of Royalty owners or owners of interests in Hydrocarbons other than Sellers, and (b) have not been paid to the Royalty owners or other owners before Closing; and

(viii)any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between the Sellers and Buyer.

Section 3.3Adjustments after Closing.  It is understood and agreed that there shall be no adjustments to the Settlement Statement after Closing, but Sellers will promptly pay any funds belonging to Buyer that are received by Sellers after Closing.  Funds required to be paid to Buyer after Closing shall be deemed allowed in the Sale Order and payable as an administrative expense claim in favor of Buyer under Sections 502, 503(b), and 507(a)(2) of the Bankruptcy Code or otherwise without the need for Buyer to seek approval from the Bankruptcy Court.

Section 3.4Reporting Value of the Assets.  No Party will take any position in preparing financial statements, reports to shareholders or Governmental Authorities, or otherwise, that is inconsistent with the allocation of value for the Assets in Exhibit A-7, unless the Parties otherwise agree in writing.  The value assigned to each portion of the Assets in Exhibit A-7 is hereafter referred to as the “Allocated Value” of that portion of the Assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules to this Agreement and/or in the Company’s SEC reports filed with the SEC since January 1, 2019 and prior to the Execution Date (excluding disclosures referred to in “Forward Looking Statements,” “Risk Factors” and any other disclosure therein to the extent they are related to forward-looking statements), the Sellers hereby jointly and severally represent and warrant to Buyer as follows, as of the Execution Date and as of Closing:

Section 4.1Organization and Good Standing.  Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and subject to any limitations that may be imposed on such Seller resulting from or relating to the Chapter 11 Cases, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Seller Material Adverse Effect.

Section 4.2Authority.  Subject to entry of the Sale Order and such other authorization as may be required by the Bankruptcy Court, each Seller has the requisite corporate or similar power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Sale Transaction have been duly authorized by all requisite corporate or similar action on the part of each Seller.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other Parties and the entry of the Sale Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3Consents.  To the Sellers’ Knowledge, except to the extent rendered unnecessary through the entry of the Sale Order, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party or any of the Assets are bound, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the Sale Transaction or the taking by the Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except (a) for the entry of the Sale Order, (b) for notices, filings and consents required in connection with the Chapter 11 Cases, (c) for notices, filings and consents set forth on Schedule 4.3, and (d) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.4No Conflict.  When the consents and other actions described in Section 4.3, including approval of the Bankruptcy Court, have been obtained and taken, to the Sellers’ Knowledge, the execution and delivery of this Agreement and any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the consummation of the Sale Transaction and the taking by the Sellers of any other action contemplated hereby or thereby will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of any Seller under (a) any agreement, indenture, or other instrument to which such Seller or any Asset is bound, (b) the partnership agreement, bylaws or other governing documents of such Seller, (c) any Order or (d) any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.5Material Assigned Contracts.  To the Sellers’ Knowledge, (a) Schedule 4.5 lists all Material Assigned Contracts in effect as of the Effective Date, to which a Seller is a party or by which its interests in the Assets are bound, (b) all Material Assigned Contracts are in full force and effect, except (i) as set forth on Schedule 4.5, (ii) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity and (iii) as would not, individually or in the aggregate, reasonably be expected to be material, and (c) except as may result from the Chapter 11 Cases, no default or breach (or event that, with notice or lapse of time, or both, would become a default or breach) of any such Material Assigned Contracts has occurred or is continuing on the part of a Seller.

Section 4.6Permits, Easements and Surface Rights.  To the Sellers’ Knowledge, (a) all necessary Permits, Easements and Surface Rights with respect to the ownership or operation of the Assets have been obtained, (b) such Permits, Easements and Surface Rights are in effect, and (c) no violations exist with respect to such Permits, Easements and Surface Rights, except for such non-compliance, failure to obtain or maintain, and such facts, conditions or circumstances, the existence of which would not constitute a Seller Material Adverse Effect.

Section 4.7Wells.  To the Sellers’ Knowledge, except as set forth on Schedule 4.7, there are no Wells (a) with respect to which the Sellers have received an order from any Governmental Authority requiring that such Wells be plugged and abandoned, or (b) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that are required to be plugged and abandoned in accordance with applicable Law but have not been plugged and abandoned.

Section 4.8AFEs.  Schedule 4.8 sets forth, as of the Execution Date, all approved authorizations for expenditures under joint operating agreements for which remaining expenditures and other approved capital commitments, individually are equal to or greater than $250,000.00 (net to the Sellers’ interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures for which all of the activities anticipated in such AFEs.

Section 4.9Preferential Rights.  To the Sellers’ Knowledge, except as set forth on Schedule 4.9, none of the Assets is subject to any Preferential Rights which may be applicable to the Sale Transaction.

Section 4.10Taxes.  The Sellers have (a) timely filed or caused to be filed on their behalf all material Tax Returns required to be filed by them with respect to Asset Taxes on or prior to the Execution Date (taking into account any valid extension of the due date for filing) and (b) timely paid all Asset Taxes shown as due and payable on such Tax Returns.  Except as set forth on

Schedule 4.10, no audits, examinations or administrative or judicial proceedings with respect to material Taxes are ongoing, pending or proposed by any Governmental Authority with respect to the Assets. No material adjustment has been proposed in writing with respect to any such Tax Returns for the last five (5) fiscal years by any Governmental Authority.  No Asset is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of the Code.

Section 4.11Litigation.  Except as set forth on Schedule 4.11 and for the Chapter 11 Cases, there are no Actions or Orders pending or, to the Sellers’ Knowledge, threatened that affect any Seller or the Assets, or that seek to restrain, enjoin, prohibit or otherwise challenge the Sale Transaction.  All Actions arising out of or related to the Alpine Agreement, insofar as the Alpine Agreement is an Encumbrance or Claim against, or otherwise affects, the Sellers’ legal or equitable interests in the Assets, have been settled or otherwise concluded by final, non-appealable order or judgment.

Section 4.12Compliance with Applicable Laws.  The Sellers and each of their Affiliates own and operate the Assets in compliance in all respects with all Law and Orders applicable to the Sellers, such Affiliates of the Sellers, or the Assets, as applicable, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matter or except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.  No Seller has received in the prior twelve (12) months any written notice from a Governmental Authority alleging that any Seller, any of its respective Affiliates or the Assets are not in compliance in any material respect with applicable Law or Orders.

Section 4.13Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect:

(a)to the Sellers’ Knowledge, the Sellers’ ownership and operation of the Assets have complied during the prior twelve (12) months, and are in compliance with, all applicable Environmental Laws;

(b)the Sellers have not received any written notice, report or other information from any Governmental Authority alleging the violation of or Liability under any Environmental Law with respect to the Assets that, in any such case, remains unresolved, and to the Sellers’ Knowledge, no such notice, report or other information is pending; and

(c)the Sellers have furnished or made available to Buyer all material and non-privileged environmental site assessment reports that are in the Sellers’ possession or control and relating to the Assets and that have been prepared in the three (3) years preceding the Execution Date.

The representations and warranties set forth in this Section 4.13 constitute the sole and exclusive representations and warranties of the Sellers with respect to Environmental Laws and any environmental matters in connection with the Sale Transaction and the Assets.

Section 4.14Title Matters.  Except as set forth on Schedule 4.14, the Sellers hold Defensible Title to each of the Assets and, subject to the entry of the Sale Order, at the Closing,

Buyer shall be vested with Defensible Title to the Assets, except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.15Suspense Funds.  To the Sellers’ Knowledge, all Suspense Funds as of the Execution Date are set forth in Schedule 4.15.

Section 4.16Imbalances.  To the Sellers’ Knowledge, all Imbalances relating to the Assets as of the Execution Date are set forth in Schedule 4.16.

Section 4.17Brokers or Finders.  The Sellers have not incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Sale Transaction (collectively, “ Transaction Fees”) for which Buyer is or will become liable, and the Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions, in each case except to the extent that such fees, commissions and other similar payments constitute Assumed Obligations.

Section 4.18Payments. To the Sellers’ Knowledge, all material Royalties, bonuses, rentals, and other payments due from the Sellers or their Affiliates in connection with the Assets have been paid, and all material costs and expenses attributable to the exploration, development, ownership, operation, production or use of the Assets have been paid, or will be paid in the ordinary course of business.

Section 4.19Employees. The Sellers have conducted in the past three (3) years, and currently are conducting, the business for which the Assets are used in material compliance  with all applicable Laws relating to employment and employment practices, including terms and conditions of employment, work eligibility and authorization to work in the U.S., wages and hours, labor relations, workplace accessibility, employee privacy, pay equity and occupational health and safety; provided, however, that material compliance with applicable Laws related to occupational health and safety is limited to Sellers’ Knowledge.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows, as of the Execution Date and as of Closing:

Section 5.1Organization and Good Standing.  Buyer is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2Authority.  Buyer has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Sale Transaction have been duly authorized by all requisite corporate or similar action on the part of Buyer.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Buyer is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other Parties and the  entry of  the Sale Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Buyer is a party constitutes legal, valid and binding obligations of Buyer enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3Consents.  Subject to entry of the Sale Order, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which Buyer is a party, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of the Sale Transaction or the taking by Buyer of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for such consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4No Conflict.  When the consents and other actions described in Section 5.3 have been obtained and taken, the execution and delivery of this Agreement and any other agreement, document or instrument contemplated hereby or thereby to which Buyer is a party, the consummation of the Sale Transaction and the taking by Buyer of any other action contemplated hereby or thereby will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which Buyer is bound, (b) the partnership agreement, bylaws or other governing documents of Buyer, (c) any Order or (d) any applicable Law.

Section 5.5Bankruptcy.  There are no bankruptcy, reorganization, receivership or similar debt adjustment proceedings pending, being contemplated by, or to Buyer’s Knowledge, threatened against Buyer.

Section 5.6Litigation.  There are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer, or to which Buyer is otherwise a party before any Governmental Authority, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  Buyer is not subject to any Order except to the extent the same would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.7Brokers or Finders.  Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller is or will become liable, and Buyer shall hold harmless and indemnify the Sellers from any claims with respect to any such fees or commissions.

Section 5.8Availability of Funds.  Buyer has valid, binding and enforceable equity commitments that will enable it to have at Closing sufficient funds in cash to pay or cause to be paid the Purchase Price and the fees and expenses required to be paid by Buyer in connection with the Sale Transaction and to effect the Sale Transaction.  As of the Execution Date and upon the consummation of the Sale Transaction, (i) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (ii) Buyer will not be left with unreasonably small capital, (iii) Buyer will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of Buyer will not be impaired.

Section 5.9Business Use; Bargaining Position; Representation.  Buyer is purchasing the Assets for commercial or business use and has knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of a transaction such as the Sale Transaction.  Buyer is not in a significantly disparate bargaining position with the Sellers and is represented by legal counsel.

Section 5.10Qualification.  Buyer or Buyer’s Affiliate, Zarvona Energy LLC, is now or at Closing will be, and thereafter will continue to be, qualified to own and, as applicable, operate any federal oil, gas and mineral leases, and any oil, gas and mineral leases for all states in which the Assets are located, including meeting all bonding requirements.  Consummating the transaction contemplated in this Agreement will not cause Buyer or Zarvona Energy LLC to be disqualified or to exceed any acreage limitation imposed by applicable Law.

Section 5.11Bond Qualifications.  Buyer is unaware of any fact or circumstance which would preclude or inhibit Zarvona Energy LLC’s regulatory qualification to operate the Leases and Wells for which a Seller is operator, including meeting the existing or increased state and federal bonding or supplemental security requirements of any state or federal authority having jurisdiction.

ARTICLE 6
DISCLAIMER OF WARRANTIES

Section 6.1No Other Representations; Disclaimers.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY AFFILIATE OR REPRESENTATIVE OF THE SELLERS OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, THE SELLERS’ COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE SELLERS).  WITHOUT

LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (iii) ANY INFRINGEMENT BY THE SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (iv) ANY INFORMATION, DATA, OR OTHER MATERIALS (WHETHER WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF THE SELLERS (INCLUDING WITHOUT LIMITATION IN RESPECT OF ANY SEISMIC DATA, THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), AND (v) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

(b)BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM THE SELLERS’ METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING PRIOR TO THE EFFECTIVE DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING AFTER THE EFFECTIVE DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

(c)Buyer acknowledges and affirms that it has made, or will have made as of the Closing, its own independent investigation, analysis, and evaluation of the transactions contemplated hereby and the Assets (including Buyer’s own estimate and appraisal of the extent and value of the Sellers’ Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets).  Buyer acknowledges that in entering into this Agreement, it has relied only on the aforementioned investigation and the express representations and warranties of the Sellers contained in this Agreement.  Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Action of any kind against a Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

ARTICLE 7
ACTIONS PRIOR TO THE CLOSING DATE

Section 7.1Access and Reports.

(a)Subject to applicable Law, upon receipt of written notice from Buyer of any such activities no less than two (2) Business Days in advance, the Sellers shall (and shall cause their Affiliates to) afford Buyer’s authorized representatives reasonable access, during normal business hours until the date that is five (5) Business Days prior to the scheduled Closing Date, to its employees occupying a manager-level or director-level position or above, properties, books, and all Contract, land, lease, and operational records, and, during such period, the Sellers shall furnish promptly to Buyer all information the Sellers may have concerning the Assets as may reasonably be requested; provided, however, such access shall not interfere with the ordinary conduct of business or the operation of the Assets and, unless the Company provides written consent otherwise, at all times during such access, Buyer’s authorized representatives shall be accompanied by at least one executive representative of the Company.  All requests for information made pursuant to this Section 7.1 shall be submitted in accordance with Section 14.5.  All such information shall be governed by the terms of the Confidentiality Agreement.

(b)From and after the execution of this Agreement until the date that is five (5) Business Days prior to the scheduled Closing Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Assets operated by the Sellers.  During the Sellers’ regular hours of business and after providing the Company with written notice of any such activities no less than two (2) Business Days in advance (which written notice shall include the written permission of the operator (if other than a Seller) and any other third party whose permission is legally required, which the Sellers shall reasonably cooperate with Buyer in securing), Buyer and its authorized representatives shall be permitted to enter upon the Assets, inspect the same, review all of the Sellers’ files and records (other than those for which the Sellers have an attorney-client privilege, excluding title opinions) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations; provided, however, that such entry shall not interfere with the ordinary conduct of business or operation of the Assets and, unless the Company provides written consent otherwise, at all times during such entry, Buyer’s authorized representatives shall be accompanied by at least one representative of the Company.  No sampling or other invasive inspections of the oil and gas Assets may be conducted without the Company’s prior written consent, which consent may be withheld in the Company’s sole discretion.  The Sellers will have the right, which they may exercise in their sole discretion, to (i) observe such investigation, and (ii) promptly receive a copy of all results, analyses, reports, and reviews, except for such information for which Buyer has an attorney-client privilege.  All information obtained or reviewed by Buyer shall be maintained confidential by Buyer and shall be governed by the terms of the Confidentiality Agreement.

(c)This Section 7.1 shall not require the Sellers to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be inhouse counsel) of the Sellers, is reasonably likely to result in any violation of any applicable Law or Order or any Contract to which a Seller is a party or cause any privilege (including attorney-client privilege, except with respect to title opinions) that a Seller would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Sellers’ good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Sellers’ position in any pending or, what the Sellers believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if the Sellers, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided, that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Sellers (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such applicable Law or Order or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Sellers (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee representatives of Buyer could be provided access to such information.

(d)The information provided pursuant to this Section 7.1 shall be used solely for the purpose of the transactions contemplated by this Agreement, and such information shall be kept confidential by Buyer and the Sellers in accordance with, and Buyer and the Sellers shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreement.

(e)BUYER HEREBY AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS THE SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY  BE ASSERTED AGAINST ANY SELLER PARTY BASED UPON INJURY TO PERSON, INCLUDING DEATH, OR TO PROPERTY, ARISING IN ANY MANNER WHATSOEVER FROM ANY INSPECTION BY ANY BUYER PARTY OF THE ASSETS AND ACCESS BY ANY BUYER PARTY TO THE ASSETS PRIOR TO THE CLOSING DATE, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF ANY SELLER PARTY, UNLESS SUCH INJURY WAS OCCASIONED SOLELY BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER PARTY.

Section 7.2Preferential Rights.

(a)Within two (2) Business Days after the Sale Order is entered, the Sellers shall deliver to each holder of a Preferential Right a notice that is in material compliance with the contractual provisions applicable thereto, offering to sell to each such holder the applicable Assets subject to such Preferential Right in accordance with the terms of this Agreement and in exchange for an amount equal to the Allocated Value of such Asset, adjusted as set forth in this Agreement, or, alternatively, seeking such holder’s waiver of the Preferential Right applicable to the Assets which are subject to such Preferential Right; it being understood and agreed by the Parties that the Sellers shall not be obligated to make any payments or undertake obligations in connection with the obtaining of such waivers. If, following the Sale Order, Buyer discovers a Preferential Right that is not set forth on Schedule 4.9, Buyer may, at its option, provide a written notice to the Sellers of such Preferential Right, and the Sellers shall deliver a written notice as described in the immediately preceding sentence to the holder of such Preferential Right.

(b)If, as of the Closing, a holder of a Preferential Right has elected to exercise its Preferential Right with respect to the Assets to which its Preferential Right applies, then (i) each of the Assets affected by such Preferential Right shall be held back from the Assets conveyed at Closing, without reduction to the Purchase Price, (ii) such Assets shall thereafter be Excluded Assets (except as otherwise provided in the following sentence), and (iii) at Closing or the consummation of the purchase and sale of such Assets with the holder of such Preferential Right, whichever is later, if the Sellers receive any proceeds generated from the exercise of such Preferential Right, the Sellers shall pay (or shall cause such holder to pay) to Buyer all such proceeds.  If for any reason after Closing, the purchase and sale of such Assets is not or cannot be consummated with the holder of such Preferential Right and the Sellers are permitted after Closing (including, without limitation, pursuant to the Sale Order) to transfer such Assets to Buyer pursuant to the terms of such Preferential Right, then the Assets affected by such Preferential Right will be conveyed to Buyer at a subsequent Closing to be held within ten (10) Business Days thereafter, at which subsequent closing the Sellers shall assign, transfer and convey to Buyer, and Buyer shall acquire and accept from the Sellers, such Assets pursuant to the terms of this Agreement.  Notwithstanding the foregoing, nothing in this Section 7.2 shall prevent the Sellers from ceasing operations or winding up its affairs following the Closing.

(c)All Assets for which any applicable Preferential Right (i) has been waived, (ii) as to which the period to exercise the applicable Preferential Right has expired without the exercise thereof, or (iii) has not been exercised or waived and the time for exercising such Preferential Right has not expired, in each case, prior to Closing shall be transferred to Buyer at Closing pursuant to the provisions of this Agreement.  With respect to any Preferential Right described in Section 7.2(c)(iii) above, in the event the holder thereof exercises such Preferential Right after Closing to consummate the purchase of the Asset(s) to which such Preferential Right applies, Buyer shall comply with the terms of such Preferential Right and shall be entitled to, and such holder shall pay to Buyer, all of the proceeds generated from the exercise of such Preferential Right.

(d)The provisions of this Section 7.2 shall only apply with respect to those Assets that are subject to Preferential Rights and that cannot be acquired by Buyer free and clear of such Preferential Rights pursuant to the Sale Order or the Bankruptcy Code.

Section 7.3Casualty Losses.  If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Sale Transaction.  In the event that both (a) the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds $200,000.00 net to the Sellers’ collective interests, and (b) the Allocated Value of the affected Assets exceeds such $200,000.00 amount, the Sellers must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at the Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), in which case the Sellers shall retain all rights to insurance and other claims against third parties with respect to the applicable Casualty Loss except to the extent the Parties agree otherwise in writing, or (b) cause the Assets affected by such Casualty Loss to be conveyed to Buyer at Closing with no adjustment to the Purchase Price for the same, but (i) pay to Buyer all sums paid to the Sellers by third parties by reason of any Casualty Loss, and (ii) assign, transfer and set over unto Buyer all of the right, title and interest of the Sellers in and to any unpaid awards or other payments from third parties arising out of any Casualty Loss, in each case of (b)(i) and (b)(ii) above only for amounts not used to reimburse the Sellers for the Sellers’ actual expenditures or commitments in repairing damage to or replacing any Assets affected by such Casualty Loss.  In each case, the Sellers shall have no other Liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, OR VIOLATION OF AN APPLICABLE LAW OR ORDER BY A SELLER OR ANY SELLER PARTY.  Notwithstanding anything stated in this Agreement to the contrary, in no event shall the following be considered “Casualty Losses”: (x) production declines or any adverse change in the production characteristics or downhole condition of any well, including any well watering out, or experiencing a collapse in the casing or sand infiltration, from and after the Execution Date or (y) depreciation of any assets that constitute personal property through ordinary wear and tear.

Section 7.4Operations Prior to the Closing Date.  The Sellers covenant and agree that, except (w) as expressly contemplated by this Agreement, (x) as disclosed in Schedule 7.4, (y) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as otherwise required by applicable Laws or Orders, subject to any approvals required by the Bankruptcy Court, from and after the Execution Date and until the Closing:

(a)The Sellers shall operate, manage and administer the Assets in a good and workmanlike manner consistent with their past practices.

(b)The Sellers shall not:

(i)exercise any election to abandon any Asset (except any abandonment of Leases to the extent such Leases terminate pursuant to their terms);

(ii)propose or agree to participate in any single operation with respect to the Wells or Leases with an anticipated cost in excess of $200,000.00 (net to the Sellers’ interest), except for emergency operations, operations scheduled under the AFEs, or operations required by any Governmental Authority;

(iii)terminate, cancel or materially amend or modify any Assigned Contract or Lease;

(iv)sell, lease, encumber or otherwise dispose of  all or any portion of any Assets, except with respect to Preferential Rights as provided herein and sales of Hydrocarbons, equipment or inventory in the ordinary course of business; or

(v)enter into any agreement or commitment to take any action prohibited by this Section 7.4.

On any matter requiring Buyer’s approval under this Section 7.4, Buyer shall respond within seventy-two (72) hours from the Sellers’ request for approval (or such shorter period of time as may be required by the applicable operating agreements) and failure of Buyer to respond within such time period shall release the Sellers from their obligation to obtain Buyer’s approval before proceeding on such matter as the Sellers may elect in their sole discretion.  Notwithstanding the foregoing provisions of this Section 7.4, in the event of an emergency, the Sellers may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter.  The acts or omissions of third parties who are not controlled Affiliates of the Sellers shall not constitute a violation of the provisions of this Section 7.4, nor shall any action required by a vote of working interest owners constitute such a violation so long as the Sellers have voted their interests in a manner consistent with the provisions of this Section 7.4.

Section 7.5Updates and Amendments of Exhibits and Schedules.  Until the third (3rd) Business Day before Closing, the Sellers shall have the right to amend, modify and/or supplement Exhibit A-1, Exhibit A-6 (subject to Section 2.7) and Schedule 2.7(b), in each case, as applicable, in order to reflect (a) any additional Executory Contracts taken by the Sellers or (b) the deletion of any Executory Contracts from any such Exhibit or Schedule.

ARTICLE 8
CLOSING AND POST-CLOSING OBLIGATIONS

Section 8.1Closing Date. Subject to the satisfaction of the conditions set forth in Section 12.1, Section 12.2 and Section 12.3 (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Assets and the assumption of the Assumed Obligations provided for in Article 2 (the “Closing”) will take place remotely by the electronic exchange of fully executed and acknowledged documents and signatures at 10:00 a.m. Central Daylight Time on October 1, 2020, except that, if necessary, Closing may be extended to the date that is three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article 12 (other than conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Parties may agree in writing.  The Parties will exchange fully executed originals of all Closing documents required for filing or recording within two Business Days after the Closing Date.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date”.

Section 8.2Deliveries by the Sellers.  At the Closing, the Sellers shall deliver to Buyer:

(a)the assignment documents (in sufficient counterparts for recording in each county) for the assignment and conveyance of the Assets to be transferred under this Agreement free and clear of all Encumbrances (except for Permitted Encumbrances) substantially in the form attached hereto as Exhibit B (the “Assignment Documents”), each duly executed by the applicable Seller;

(b)assignments in the forms required by federal, state, or county agencies for the assignment of any federal, state, or county Assets, duly executed by the Seller, in sufficient duplicate originals to allow recording in all appropriate offices;

(c)a certified copy of the Sale Order;

(d)the letters-in-lieu of transfer orders to be prepared by Buyer and change of operator forms to be prepared by the Sellers designating Zarvona Energy LLC as operator, in each case duly executed (and acknowledged, where applicable) by the applicable Seller;

(e)the officers certificate required to be delivered pursuant to Section 12.1(a) and Section 12.1(b);

(f)a joint instruction to the Escrow Agent, duly executed by the Company, requiring the Escrow Agent to pay the Escrowed Funds at the Closing to the accounts designated in writing by the Company prior to closing; and

(g)a certificate of non-foreign status that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2) from each Seller (or, if a Seller is classified as a disregarded entity for U.S. federal income tax purposes, from such Seller’s regarded owner).

Section 8.3Deliveries by Buyer.  At the Closing, Buyer shall deliver to the Company:

(a)an amount equal to (i) the Purchase Price, as adjusted by the amount shown on the Settlement Statement in accordance with the terms and conditions set forth in this Agreement, minus (ii) the Performance Deposit, by wire transfer in immediately available funds to the accounts designated in writing by the Company prior to Closing;

(b)a joint instruction to the Escrow Agent, duly executed by Buyer, requiring the Escrow Agent to pay the Escrowed Funds at the Closing to the accounts designated in writing by the Company prior to closing;

(c)the Assignment Documents, each duly executed by Buyer;

(d)assignments in the forms required by federal, state, or county agencies for the assignment of any federal, state, or county Assets, duly executed by Buyer, in sufficient duplicate originals to allow recording in all appropriate offices;

(e)the letters-in-lieu of transfer orders to be prepared by Buyer, change of operator forms to be prepared by the Sellers, any applicable change of operator notices required under applicable operating agreements, and any other applicable forms and declarations required by federal and state agencies relative to Buyer’s assumption of operations and the Plugging and Abandonment Obligations with respect to the Assets, in each case duly executed (and acknowledged, where applicable) by Buyer;

(f)the officers certificate required to be delivered pursuant to Section 12.2(a) and Section 12.2(b); and

(g)evidence (including evidence of satisfaction of all applicable bonding or insurance requirements) as the Sellers may reasonably request demonstrating that Buyer is qualified with the applicable Governmental Authorities and pursuant to any applicable operating agreement to succeed the Sellers as the owner and operator of the Assets.

Section 8.4Delivery of Property Records; Recording.

(a)Within sixty (60) days after Closing, the Sellers shall deliver to Buyer the originals of the Property Records at a location designated by Buyer; provided, however, that the Sellers shall have the right to retain a copy of all Property Records and provided that, until such time as the

Property Records are so delivered, Buyer shall have reasonable access at the Sellers’ offices to the Property Records during normal business hours.  Any transportation, postage or delivery costs from the Sellers’ offices shall be at Buyer’s sole cost, risk and expense.

(b)Buyer, within thirty (30) days after Closing, shall (i) record all Assignment Documents and all other instruments that must be recorded to effectuate the transfer of the Assets, and (ii) file for approval with the applicable federal, state, tribal or local agencies all Assignment Documents and other federal, state, tribal or local transfer documents required to effectuate transfer of the Assets.  Buyer shall provide the Company a recorded copy of each Assignment Document and other recorded instruments, and approved copies of the Assignment Documents and other federal, state, tribal or local transfer documents, as soon as they are available.

Section 8.5Post-Closing Access to Property Records.  For seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) Buyer shall not dispose of or destroy any of the Property Records received by Buyer as Assets and (b) Buyer shall allow the Company (including, for clarity, any trust established under a Chapter 11 plan of the Sellers or any other successors of the Sellers) and any of its directors, officers, employees, counsel, representatives, accountants and auditors reasonable access during normal business hours, at the Sellers’ (or such Person’s) sole expense and upon reasonable advance notice, to all employees and files of Buyer and their respective controlled Affiliates and any Property Records included in the Assets for purposes relating to SEC reporting obligations, the Chapter 11 Cases, the wind-down of the operations of the Sellers, the functions of any such trusts or successors, or other reasonable business purposes, and the Sellers (including any such trusts or successors) and such directors, officers, employees, counsel, representatives, accountants and auditors shall have the right to make copies of any such files, books, records and other materials.  In the event Buyer desires to destroy any Property Records during or after the time during which they must be maintained pursuant to this Section 8.5, Buyer shall first give ninety (90) days prior written notice to the Company and the Company shall have the right at its option and expense, upon prior written notice given within such ninety (90) day period to Buyer, to take possession of the applicable Property Records within one hundred and eighty (180) days after the date of such notice, or such shorter period as the liquidation and winding up of the Sellers’ estates shall permit.

Section 8.6Governmental Approvals.  Buyer, within thirty (30) days after Closing, shall file for approval with the applicable Governmental Authority all Assignment Documents and other state and federal transfer documents required to effectuate the transfer of the Assets.  Buyer further agrees promptly after Closing to take all other actions required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to the Sale Transaction, and to use its best efforts to obtain the unconditional approval by such federal or state agencies, as applicable, of (a) the Assignment Documents requiring federal or state approval in order for Buyer to be recognized by the federal or state agencies as the owner of the Assets, and (b) Zarvona Energy LLC’s qualification as the operator of record with respect to that portion of the Assets for which it is elected successor operator under the operating Contracts applicable to any of the Assets, together with any necessary rights of use and easements as to the pipeline(s) included in the Assets.  Buyer shall provide the Company approved copies of the Assignment Documents and other state and federal transfer documents as soon as they are available.

Section 8.7Change of Operator Requirements.  Buyer shall use its best efforts to have Zarvona Energy LLC succeed the Sellers as operator of those portions of the Assets for which a Seller serves as operator.  In connection therewith, Buyer shall promptly file all appropriate forms, declarations and bonds (or other authorized forms of security) with all applicable federal and state agencies relative to its assumption of operations.  Buyer shall furnish to the Company copies of all approvals, in the form granted by such federal and state agencies, relative to Buyer’s assumption of operations, as soon as such approvals become available.  In no event do the Sellers provide any warranty, covenant or other assurance that Buyer will succeed any Seller as operator of any portion of the Assets as the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.

Section 8.8Seller Marks.  As soon as reasonably practicable after the Closing, but in no event more than sixty (60) days after the Closing Date, Buyer shall: (a) cease using any trademarks, service marks, trade names, slogans, domain names, social media identifiers, logos, trade dress and other identifiers of source, and registrations and applications for registrations hereof (including all goodwill associated with the foregoing) (collectively, “Trademarks”), in each case, incorporating or containing “Approach” or any word or expression similar thereto or constituting an abbreviation or derivation thereof (collectively and together with all other Trademarks owned by the Sellers, the “Seller Marks”) and (b) to the extent applicable, remove any and all Seller Marks from any Assets.  Following the Closing, except as provided herein, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale, marketing, promotion, or advertising of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations.  Following the Closing, Buyer will not be entitled to adopt, use, license or employ, and shall have no right to any Seller Marks, and Buyer shall not otherwise hold themselves out as having any affiliation with the Sellers.  For clarity, nothing in this Section 8.8 restricts Buyer from using or referencing the Seller Marks in (x) a non-trademark manner to describe or provide information regarding the history of the Assets or (y) as required by applicable Law.

Section 8.9Payment of Broker’s and Finder’s Fees.  At the Closing, the Sellers shall pay all of the fees and costs and expenses due to its brokers, finders and investment bankers.  The Sellers’ obligations under this Section 8.9 shall survive the expiration or any termination of this Agreement.

Section 8.10Adequate Assurance and Performance; Security Arrangements.

(a)With respect to each Assigned Contract, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Contract.  Buyer and the Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and the Sellers’ employees and representatives available to testify before the Bankruptcy Court.

(b)Buyer shall pay, perform or satisfy the Assumed Obligations from time to time and as such Assumed Obligations become due and payable or are required to be performed or satisfied in accordance with their respective terms.

(c)Without limiting the provisions of Section 8.10(b), Buyer acknowledges that various bonds, surety bonds, letters of credit, guarantees, and/or cash deposits, including those set forth on Schedule 8.10(c) (collectively the “Security Arrangements”) have been provided by the Sellers and/or their Affiliates to secure the payment and/or performance of certain of the Sellers’ obligations related to the Assets.  Buyer acknowledges that the Sellers have no duty to maintain any Security Arrangements after the Closing.  To the extent the Sellers and/or any of their Affiliates have any obligations pursuant to any Security Arrangement or have pledged or otherwise provided any property that secures any such Security Arrangement (collectively, the “Sellers’ Obligations”), Buyer shall take such actions as are necessary to cause the Sellers’ Obligations arising under the Security Arrangements set forth on Schedule 8.10(c) (and such Security Arrangements) to be released and terminated, and any of the Sellers’ property pledged or otherwise provided to secure such Security Arrangements returned to the Sellers, concurrent with the Closing.

Section 8.11Further Assurances.  Subject to the other provisions of this Agreement and any relevant Order of the Bankruptcy Court, from the Execution Date and through the Closing or the termination of this Agreement in accordance with Section 13.1, Buyer and each Seller shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the Sale Transaction, including to negotiate in good faith and to use commercially reasonable efforts to execute and deliver the definitive documents and any other required agreements to effectuate and consummate the Sale Transaction as contemplated in this Agreement, (b) provide the other Parties with reasonable, good faith cooperation and take such actions as such other Parties may reasonably request in connection with the consummation of the Sale Transaction, and (c) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Sale Transaction.  Without limiting the foregoing, Buyer and each Seller shall use its commercially reasonable efforts to defend any Action which would prevent the condition to Closing described in Section 12.3(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority with respect thereto vacated or reversed, and will cooperate with each other in connection with the foregoing.  Notwithstanding anything to the contrary provided elsewhere in this Agreement, no action or inaction on the part of any director or officer of the Company or any Seller that such director or officer reasonably believes, upon the advice of outside counsel, is required by their fiduciary duties to the Company or such Seller shall be limited or precluded by this Agreement; provided, however, that no such action or inaction shall be binding on Buyer or deemed to affect Buyer’s rights or obligations under this Agreement, including Buyer’s exercise of any termination rights or any other rights or remedies it may have hereunder as a result of such action or inaction.

Section 8.12Employee Matters.  Buyer acknowledges and agrees that, upon the employment by Zarvona Energy LLC of any employee of the Sellers or any of their Affiliates who provide services to the business of the Sellers, from the initial date of employment of such employee until the date that is six (6) months thereafter, Buyer shall cause Zarvona Energy LLC to be responsible for providing each such employee with severance benefits upon a qualifying termination of employment at least as beneficial to such employee as set forth in the Company’s current severance plan, the terms of which have been made available to Buyer prior to the Execution Date.

ARTICLE 9
BANKRUPTCY COURT MATTERS

Section 9.1Bankruptcy Court Filings.  Notwithstanding any conflicting or inconsistent provision of this Agreement, the Sellers’ obligations under this Agreement are subject to and contingent upon the entry of the Sale Order.  The Sellers will pursue the entry of the Sale Order subject to the Plan Toggle Right (as defined in the Bid Procedures Order).  Buyer agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer of the Assigned Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. If the entry of the Sale Order is appealed, the Sellers and Buyer will use their respective commercially reasonable efforts to defend such appeal(s).

Section 9.2Submission to Jurisdiction; Consent to Service of Process.

(a)Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes, which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Sale Transaction, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 14.5; provided, however, that if the Chapter 11 Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas and any federal appellate court therefrom within the State of Texas (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in a Texas state court of competent jurisdiction) and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)Each of the Parties hereby consent to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 14.5; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

ARTICLE 10
TITLE AND ENVIRONMENTAL MATTERS

Section 10.1NORM.  BUYER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND WATER AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON, UNDER OR ASSOCIATED WITH THE ASSETS.  EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN NORM.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES; AND NORM CONTAINING MATERIAL AND OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL OR OTHERWISE BEEN DISPOSED OF ON OR AROUND THE ASSETS.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS OR HAZARDOUS SUBSTANCES, INCLUDING HYDROGEN SULFIDE GAS AND NORM FROM THE ASSETS.  FROM AND AFTER THE CLOSING, BUYER SHALL ASSUME RESPONSIBILITY FOR THE CONTROL, STORAGE, HANDLING, TRANSPORTING AND DISPOSING OF OR DISCHARGE OF ALL MATERIALS, SUBSTANCES AND WASTES FROM THE ASSETS (INCLUDING PRODUCED WATER, HYDROGEN SULFIDE GAS, DRILLING FLUIDS, NORM AND OTHER WASTES), PRESENT AFTER THE EFFECTIVE DATE, IN A SAFE AND PRUDENT MANNER AND IN ACCORDANCE WITH ALL APPLICABLE ENVIRONMENTAL LAWS.

Section 10.2Sole Remedy; Waiver of Title and Environmental Matters.  Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy for any (a) title defect, deficiency or other title matter, including any Encumbrance, with respect to any Assets or otherwise, and (b) circumstance with respect to the Assets relating to Environmental Laws, the Release of materials or Hazardous Substances into the environment or protection of the environment or public health, in each case, shall be, if applicable, the rights of Buyer to terminate this Agreement pursuant to Section 13.1(c).  Further, Buyer hereby expressly waives any and all rights or remedies against the Sellers, INCLUDING ANY STATUTORY OR COMMON LAW RIGHT OF CONTRIBUTION, (x) with respect to any defect, deficiency or other title matter with respect to the Assets (subject to Buyer’s right to receive the Assets free and clear of all encumbrances (other than permitted encumbrances) upon the terms and subject to the conditions of the Sale Order, all as contemplated by ARTICLE 2) and (y) WITH RESPECT TO ANY CIRCUMSTANCE WITH RESPECT TO THE ASSETS RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS OR HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR PUBLIC HEALTH.

ARTICLE 11
TAXES AND EXPENSES

Section 11.1Recording Expenses.  Buyer shall pay all costs of recording and filing the Assignment Documents for the Assets, all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Assets and any assumption of operations by Buyer.

Section 11.2Asset Taxes.  The Sellers shall be allocated and bear all Asset Taxes for any Tax period ending prior to the Effective Date and the portion of any Straddle Period ending prior to the Effective Date.  Buyer shall be allocated and bear all Asset Taxes for any Tax period beginning at or after the Effective Date and portion of any Straddle Period that begins at or after the Effective Date.  For purposes of the preceding sentence, (a) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (b) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (a) or (c)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (c) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning at the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand.  To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.

Section 11.3Tax Returns.  Buyer shall be responsible for the preparation and timely filing of any Tax Returns with respect to Asset Taxes for Tax periods beginning at or after the Effective Date that are required to be filed after the Closing Date, and the payment to the applicable taxing authority of all Asset Taxes for such Tax periods that become due and payable after the Closing Date.

Section 11.4Tax IRS Form 8594.  The Sellers and Buyer further agree that for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, the Purchase Price and any Liabilities assumed by Buyer under this Agreement that are treated as consideration for Tax purposes shall be allocated among the Assets in a manner consistent with the Allocated Values, as set forth on Exhibit A-7 (the “Tax Allocation”).  The Sellers and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as reasonably possible following the Closing Date and in a manner consistent with the Tax Allocation, and, except as otherwise required by Law, neither Party nor their respective Affiliates shall take a Tax position that is inconsistent with the allocation.

Section 11.5Transfer Taxes.  Buyer shall be responsible for and pay all Transfer Taxes that are not eliminated through the application of Section 1146(a) of the Bankruptcy Code, regardless of the Party on whom Liability is imposed under the provisions of the Laws relating to such Transfer Taxes.  If the Sellers are required to pay such sales, use or similar taxes on behalf of Buyer, Buyer will reimburse the Sellers at Closing for all sales and use taxes due and payable on the transfer of the Assets to Buyer.  The Parties shall cooperate to obtain any available exemption from such taxes.  Buyer shall timely remit, or cause to be timely remitted, all such Transfer Taxes to the appropriate taxing authority; provided, however, that, if Seller or any of its Affiliates pays any such Transfer Taxes, Buyer shall timely reimburse Seller for any such amounts.

ARTICLE 12
CONDITIONS TO CLOSING

Section 12.1Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the Sale Transaction is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of the Sellers contained in this Agreement, other than the representations and warranties in Section 4.13 and Section 4.14 which shall be addressed in subsection (c) below, (disregarding any “materiality” or “Seller Material Adverse Effect” qualifications contained therein) shall be true and correct in all respects as of the Closing (except such representations and warranties that expressly address an earlier date, which such representations and warranties shall be true and correct as of such earlier date), except where the failure to be so true and correct has not, individually or in the aggregate, had and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, and Buyer shall have received a certificate signed by an authorized officer of each Seller, dated the Closing Date, to the foregoing effect; provided, if Buyer determines that there has been a breach or inaccuracy of any of the Sellers’ representations and warranties, it shall provide the Sellers with notice of such breach or inaccuracy as promptly as reasonably practicable so that the Sellers may attempt to cure such breach or inaccuracy to Buyer’s reasonable satisfaction on or before the Closing Date;

(b)the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of each Seller, dated the Closing Date, to the forgoing effect; provided, if Buyer determines that there has been a breach of any of the Sellers’ obligations and agreements required in this Agreement, it shall provide the Sellers with notice of such breach as promptly as reasonably practicable so that the Sellers may attempt to cure such breach to Buyer’s reasonable satisfaction on or before the Closing Date.

(c)the aggregate value as of Closing attributable to acts, omissions, conditions or events that occur on or after the Execution Date that make the Sellers’ representations concerning environmental matters in Section 4.13 and title matters in Section 4.14 not true and correct (disregarding any “materiality” or “Seller Material Adverse Effect” qualifications contained therein) is less than $11,550,000.00.  The value attributable to title matters in Section

4.14 may not exceed the Allocated Value of an affected Asset.  Relevant factors affecting value include the portion of the Asset affected, the legal and economic effect over the likely productive life of the Asset, the cost to cure or remedy, the relative values suggested by the Parties, and the value that a reasonably prudent and experienced Person engaged in the business of buying oil and gas properties similar to the affected Asset, with knowledge of all relevant facts and circumstances and appreciation of their significance, would be expected to assign to the matter.

(d)all liens, security interests and other Encumbrances affecting the Assets that secure payment of indebtedness for borrowed money of a Seller or its controlled Affiliates, and Claims arising out of or related to any agreement or instrument involving borrowed money of a Seller or its controlled Affiliates, have been released or are otherwise discharged and barred by the Sale Order, including liens, security interests and other Encumbrances and Claims held by the Prepetition Agent, the Prepetition Lenders and any other lender to a Seller or its controlled Affiliates; and

(e)the Sellers shall have delivered, or caused to be delivered, to Buyer all of the items set forth in Section 8.2.

Section 12.2Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers to consummate the Sale Transaction are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of Buyer contained in this Agreement (disregarding any “materiality” or “Buyer Material Adverse Effect” qualifications contained therein) shall be true and correct in all respects as of the Closing (except such representations and warranties that expressly address an earlier date, which such representations and warranties shall be true and correct as of such earlier date), except where the failure to be so true and correct has not, individually or in the aggregate, had and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, and the Company shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect; provided, if the Company determines that there has been a breach or inaccuracy of any of Buyer’s representations and warranties, the Company shall provide Buyer with notice of such breach or inaccuracy as promptly as reasonably practicable so that Buyer may attempt to cure such breach or inaccuracy to the Company’s reasonable satisfaction on or before the Closing Date.

(b)Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to or on the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Buyer on behalf of Buyer, dated the Closing Date, to the foregoing effect; provided, if the Company determines that there has been a breach of any of Buyer’s obligations and agreements required in this Agreement, the Company shall provide Buyer with notice of such breach as promptly as reasonably practicable so that Buyer may attempt to cure such breach to the Company’s reasonable satisfaction on or before the Closing Date.

(c)Buyer shall have delivered, or caused to be delivered, to the Sellers all of the items set forth in Section 8.3.

Section 12.3Conditions Precedent to Obligations of Buyer and the Sellers.  The respective obligations of Buyer and the Sellers to consummate the Sale Transaction are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer and the Sellers in whole or in part to the extent permitted by applicable Law):

(a)no Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the Sale Transaction or could cause the Sale Transaction to be rescinded following the Closing; and

(b)the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall have become a Final Order, in full force and effect and shall not be subject to a stay pending appeal.

Section 12.4Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Section 12.1, Section 12.2 or Section 12.3, as the case may be, if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE 13
TERMINATION

Section 13.1Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)by mutual written consent of Buyer and the Company;

(b)by Buyer or the Company, if the Closing has not occurred by 5:00 p.m., Central Standard Time, on October 30, 2020 (the “Outside Date”); provided, however, that if the Closing has not occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or any Seller that constitutes a failure of a condition to the other Party’s obligation to consummate the Sale Transaction, then such breaching Party (or the Company if a Seller is the breaching Party), may not terminate this Agreement pursuant to this Section 13.1(b);

(c)by Buyer, provided that Buyer has complied with the notice and cure requirements in Section 12.1, if a Seller’s breach of any representation or warranty or any covenant or agreement contained in this Agreement, such breach would reasonably be expected to result in a failure of a condition set forth in Section 12.1 or Section 12.3 and such breach, if curable, has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by Buyer to the Company of such breach and (ii) the Outside Date; provided, that Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d)by the Company, provided that the Company has complied with the notice and cure requirements in Section 12.2, if Buyer’s breach of any representation or warranty or any covenant or agreement contained in this Agreement, such breach would reasonably be expected to result in a failure of a condition set forth in Section 12.2 or Section 12.3 and such breach, if curable, has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by the Company to Buyer of such breach and (ii) the Outside Date; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)by Buyer or the Company if there is in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Sale Transaction, it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and use their respective commercially reasonable efforts to pursue such appeal unless and until this Agreement is terminated pursuant to this Section 13.1; provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f)by Buyer or the Company, if the Bankruptcy Court enters an Order (i) dismissing the Chapter 11 Cases, (ii) appointing a trustee in the Chapter 11 Cases, or (iii) converting the Chapter 11 Cases into cases under Chapter 7 of the Bankruptcy Code; or

(g)by Buyer, if the Bankruptcy Court enters an Order authorizing a sale, encumbrance or other transaction involving all or any portion of the Assets to another Person, or a merger, consolidation or other change of control of a Seller.

Section 13.2Procedure Upon Termination.  In the event of termination pursuant to Section 13.1, the terminating Party will give written notice thereof to the other Party or Parties, and this Agreement will terminate as described in Section 13.3, and the purchase of the Assets hereunder will be abandoned, without further action by Buyer or any Seller.

Section 13.3Effect of Termination; Remedies.

(a)In the event that this Agreement is terminated as provided in this Article 13, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability on Buyer, any Seller or any of their respective representatives; provided, however, that the provisions of Section 3.1(b), this Section 13.3 and Article 14 (other than Section 14.8) and, to the extent necessary to effectuate the foregoing enumerated provisions, Article 1, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Agreement releases any Party from Liability for any Willful Breach of this Agreement prior to termination or for Fraud.

(b)Notwithstanding anything to the contrary in this Agreement, but without limiting the Parties’ rights set forth in Section 14.8 prior to termination of this Agreement:

(i)if this Agreement is terminated (A) pursuant to Section 13.1(a), (B) by Buyer pursuant to Section 13.1(b), Section 13.1(c) or Section 13.1(g), (C) by the Company pursuant to Section 13.1(b) (if at such time Buyer would also be entitled to terminate the Agreement pursuant to such provision), or (D) by either the Company or Buyer pursuant to Section 13.1(e), or Section 13.1(f), then the Parties shall cause the Escrow Agent to refund to Buyer an amount equal to the Escrowed Funds within five (5) Business Days of such termination, and the Parties acknowledge and agree that in such circumstance, the return of the Escrowed Funds shall be the sole and exclusive remedy of Buyer in lieu of any other damages or remedies available at

Law or in equity, including any right to obtain specific performance of the Sale Transaction, or other equitable relief pursuant to Section 14.8; and

(ii)if this Agreement is terminated (A) by the Company pursuant to Section 13.1(b) (if at such time Buyer is not entitled to terminate the Agreement pursuant to such provision) or (B) by the Company pursuant to Section 13.1(d), then, the Parties shall cause the Escrow Agent to pay to the Company an amount equal to the Escrowed Funds within five (5) Business Days of such termination, and the Parties acknowledge and agree that in such circumstance, (1) the amount of the Performance Deposit represents the Parties’ reasonable estimate of the Sellers’ actual damages and the extent of the actual damages is difficult and impracticable to ascertain and (2) the retention of the Escrowed Funds as liquidated damages is reasonable, does not constitute a penalty, and is the Sellers’ sole legal and equitable remedy under this Agreement in lieu of any other damages or remedies available at Law or in equity, including any right to obtain specific performance of the Sale Transaction or other equitable relief pursuant to Section 14.8.

ARTICLE 14
MISCELLANEOUS

Section 14.1Survival. All covenants and agreements contained in this Agreement which by their terms are to be performed in whole or in part, or which prohibit actions, at or subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, at or subsequent to the Closing, survive the Closing in accordance with their terms.  All representations and warranties of Buyer contained in this Agreement or any certificated deliveries hereunder and the indemnity obligation set forth in Section 5.7 shall survive the Closing indefinitely.  Subject to the following sentence, all other covenants and agreements contained in this Agreement, and all representations and warranties of the Sellers contained in this Agreement or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach thereof.  Notwithstanding anything to the contrary, the indemnity obligations set forth in Section 4.17 and Section 7.1(e) and the representations and warranties of the Sellers set forth in Section 4.17 shall survive indefinitely.  Notwithstanding the foregoing, nothing in this Section 14.1 shall prohibit the Sellers from ceasing operations or winding up their affairs following the Closing.

Section 14.2Public Announcements.  Prior to Closing, unless otherwise required by applicable Law, Bankruptcy Court requirement or obligations of Buyer or the Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, provided, however, in the case of Buyer’s obligation to issue public disclosure, Buyer shall (unless prohibited by Law and except in the case of requests that are not specific to this Agreement or the Sale Transaction) as promptly as practicable deliver to the Sellers prompt (but in no event later than two (2) Business Days before such disclosure) notice before issuing any press release or public announcement concerning this Agreement or the Sale Transaction, Buyer and the Sellers shall consult with each other before issuing any press release or public announcement concerning this Agreement or the Sale Transaction, and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).  From and after the Closing, Buyer and the Sellers may make public statements with respect to this Agreement or the Sale Transaction so long as such announcements do not disclose the specific terms or conditions of this Agreement, except where such terms and conditions have already been disclosed as required by Law or Bankruptcy Court requirement; provided, in the case of Buyer as the issuing Party, Buyer shall consult with the Sellers with respect to the text thereof.

Section 14.3Confidentiality.  Buyer acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 7.1, and is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Buyer acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by the Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.

Section 14.4Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Sale Transaction is consummated, each of the Sellers and Buyer will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Sale Transaction and all proceedings incident thereto.

Section 14.5Notices.  All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand, (b) when sent by email (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Sellers or the Company:

Approach Resources Inc.

One Ridgmar Centre

6500 West Freeway, Suite 900

Fort Worth, Texas 76116

Attention:  Josh Dazey

Email:  jdazey@approachresources.com

With a copy (which will not constitute notice) to:

Thompson & Knight, LLP

1722 Routh Street, Suite 1500

Dallas, TX  75201

Attention:  Jessica W. Hammons

      Demetra Liggins

Email:  Jessica.Hammons@tklaw.com

             Demetra.Liggins@tklaw.com

If to Buyer:

Zarvona III-A, L.P.

1001 McKinney Street, Suite 1800

Houston, Texas 77002

Attn:  Robert MacAskie

Email:  rmacaskie@zarvonaenergy.com

Section 14.6Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Buyer (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 14.6, one or more Affiliates to (a) purchase the Assets and/or (b) assume the Assumed Obligations, on and after the Closing Date (any such Affiliate of Buyer that shall be properly designated by Buyer in accordance with this clause, a “Designated Buyer”); it being understood and agreed, however, that any such right of Buyer to designate a Designated Buyer is conditioned upon (i) such Designated Buyer executing and delivering to the Sellers a counterpart to this Agreement, (ii) such Designated Buyer being able to perform the applicable covenants under this Agreement (and make the same representations and warranties as Buyer has made in Article 5, to the extent relating to the relevant portion of the Assets being acquired by such Designated Buyer), and demonstrate satisfaction of the applicable requirements of Section 365 of the Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance, with respect to the applicable Assigned Contracts and the assumed Leases, (iii) any such designation not creating any Liability (including any Liability relating to taxes) for the Sellers or their Affiliates that would not have existed had Buyer purchased the Assets and/or assumed the Assumed Obligations, and which Liability is (A) not fully reimbursed by or on behalf of Buyer prior to or at the Closing or (B) a Liability for which Buyer or the applicable Designated Buyer agrees, at its election, to provide an indemnity reasonably acceptable to the Sellers, and (iv) such designation not reasonably being expected to materially delay, prevent or hinder the consummation of the Sale Transaction.  No such designation or assignment shall relieve Buyer of any of its obligations hereunder.  Any breach hereof by a Designated Buyer shall be deemed a breach by Buyer.  The above designation shall be made by Buyer by way of a written notice to be delivered to the Sellers as soon as reasonably practicable after the date hereof and in no event later than the fifth (5th) day prior to the Closing Date, which written notice shall contain appropriate information about the Designated Buyer(s) and shall indicate which Assets and Assumed Obligations that Buyer intends such Designated Buyer(s) to purchase and/or assume, as applicable, hereunder.  Upon any such permitted assignment, the references in this Agreement to the Sellers or Buyer will also apply to any such assignee unless the context otherwise requires.  Notwithstanding the foregoing, the Sellers may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court.  After Closing, nothing in this Agreement prohibits or restricts Buyer, or Buyer’s successors, legal representatives and assigns, from conveying, encumbering or otherwise transferring all or any portion of its interests in the Assets to another Person without Sellers’ consent.  No such conveyance, encumbrance or transfer will relieve the transferring Person of any of its obligations under this Agreement for which it is otherwise responsible.

Section 14.7Entire Agreement; Amendment and Waivers.  This Agreement, together with the Confidentiality Agreement, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.8Injunctive Relief.

(a)The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to enforce specifically the terms and provisions of this Agreement, including specific performance of such covenants, promises or agreements or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 14.8 will not be deemed to be the exclusive rights against such breaches and will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Buyer or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Buyer or the Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 14.8.

Section 14.9Non-Recourse. None of the Parties, their Affiliates, or, in each case, any of their respective past, present or future directors, officers, employees, incorporators, members, partners, equityholders, managers, agents, attorneys, or other representatives will have any Liability for any Liabilities of the Sellers or Buyer, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.  Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein.  Other than the Parties, no other party will have any Liability for any of the representations, warranties, covenants, agreements or Liabilities of any Party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Action based on, in respect of, or by reason of, the Sale Transaction (including the breach, termination or failure to consummate such transaction), in each case whether based on contract, tort, Fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

Section 14.10Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Sale Transaction is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Sale Transaction is consummated as originally contemplated to the greatest extent possible.

Section 14.11Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 14.12Governing Law.  EXCEPT TO THE EXTENT THAT THIS AGREEMENT IS REQUIRED UNDER APPLICABLE LAW TO BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, EXCLUDING ANY TEXAS CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.  THE ASSIGNMENT DOCUMENTS, AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED UNDER THIS AGREEMENT, WILL BE GOVERNED BY AND MUST BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE WHERE THE PROPERTY TO WHICH THEY PERTAIN IS LOCATED, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.

Section 14.13Waiver of Right to Trial by Jury.  Each Party waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

Section 14.14Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party or Parties to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.

Section 14.15Waiver of Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER BUYER NOR THE SELLERS SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEYS FEES, SUFFERED BY SUCH PARTY.  BUYER AND THE SELLERS BOTH WAIVE, AND RELEASE THE OTHER FROM, ANY RIGHT TO RECOVER INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT (INCLUDING LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, HOWEVER SAME MAY BE CAUSED). THIS SECTION 14.15 SHALL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR ANY INJUNCTION IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

Section 14.16Payments.  All payments under this Agreement will be by wire transfer of immediately available funds to an account designated by the Party receiving payment unless the Parties otherwise agree in writing.

Section 14.17Exclusive Remedy.  THE PARTIES HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE 4 OR ARTICLE 5, AS APPLICABLE, (SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AS TO THE SURVIVAL THEREOF), THE PARTIES EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.  FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS, AND ALL PARTIES SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION.  THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AS TO THE SURVIVAL THEREOF) SHALL BE THOSE REMEDIES AVAILABLE UNDER THIS AGREEMENT (AS SUCH REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT), AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE

3 HEREIN (SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AS TO THE SURVIVAL THEREOF), THE PARTIES HEREBY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).  WITHOUT LIMITATION OF THE FOREGOING, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF BUYER FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT (SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AS TO THE SURVIVAL THEREOF), (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (C) OTHER CLAIMS RELATING TO THE ASSETS AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.  THIS SECTION 14.17 SHALL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR ANY INJUNCTION IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the date hereof.

COMPANY:

APPROACH RESOURCES INC.

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

ADDITIONAL SELLERS:

APPROACH OIL & GAS INC.

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

APPROACH RESOURCES I, LP

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

APPROACH OPERATING, LLC

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

APPROACH SERVICES, LLC

By: /s/ Sergei Krylov

Name: Sergei Krylov

Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the date hereof.

BUYER:

ZARVONA III-A, L.P.

By: Zarvona III-A GP, L.P., its general partner

By: Zarvona Energy GP, LLC, its general
partner

By: /s/ Kathryn S. MacAskie

Name: Kathryn S. MacAskie

Title:   President